Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 18th day of February, 2017, by and among (i) STG Group, Inc., a Delaware corporation (“Parent”), (ii) Ripcord Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) PSS Holdings, Inc., a Delaware corporation (the “Company”), (iv) PSS PE I, L.P., a Delaware limited partnership, PSS Co-Investors, L.P., a Delaware limited partnership, WWC Capital Fund II, L.P., a Delaware limited partnership, Spring Capital Partners II, L.P., a Maryland limited partnership, and Scott Goss (each, a “Significant Stockholder” and collectively, the “Significant Stockholders” and together with the Company, the “Seller Parties”), and (v) Peter M. Schulte, a resident of the State of New York, but solely in his capacity as Stockholders’ Representative (as defined herein). Parent, Merger Sub, the Company and the Significant Stockholders are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A.

WHEREAS, the respective boards of directors of Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub be merged with and into the Company with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such boards of directors have approved the Merger, pursuant to which among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company and all options, warrants and other rights to acquire or receive any shares of capital stock of the Company shall be converted into the right to receive the Merger Consideration set forth herein;

WHEREAS, a portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations and the Post-Closing Adjustment (as defined herein), as set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, each of the Significant Stockholders shall have entered into an agreement with Parent, pursuant to which such Significant Stockholder, on the terms and subject to the conditions set forth therein, shall vote the Company Common Stock held by them in favor of the Merger as contemplated by this Agreement.

WHEREAS, approval of the principal terms of the Merger requires the Requisite Vote, and immediately after the execution and delivery hereof, the Company shall submit this Agreement and the Merger to the Stockholders for approval by written consent in lieu of a special meeting of the Stockholders pursuant to Section 228 of the DGCL; and

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1       The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the DGCL, (a) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the DGCL as a wholly owned subsidiary of Parent; and (c) the separate existence of the Company with all of its assets, properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I.

1.2       Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Articles VII and VIII, the Parties shall cause the Merger to be consummated by (a) executing and filing on the Closing Date a certificate of merger, in a form reasonably acceptable to Parent and the Stockholders’ Representative, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), and (b) making such other filings and taking such other actions as may be required by Law to make the Merger effective hereinafter. The Merger shall become effective at such date and time as the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as may be permitted or required by the DGCL and specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company (the date and time the Merger becomes effective being the “Effective Time”).

1.3       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of each of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

1.4       Certificate of Incorporation; Bylaws. At the Effective Time and without any further action on the part of the Parties, (a) the certificate of incorporation of the Surviving Corporation shall be amended to be in a form reasonably acceptable to the Parent and (b) the bylaws of the Surviving Corporation shall be amended to be in a form reasonably acceptable to Parent, until thereafter amended or repealed in accordance with their terms, as provided in the Surviving Corporation’s certificate of incorporation and as provided by Law.

1.5       Directors and Officers. The terms of the directors and officers of the Company at the Effective Time shall be deemed to be terminated at the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal and in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

1.6       Effect of Merger on Capital Stock.

(a)       The aggregate consideration (the “Merger Consideration”) to be paid in exchange for the acquisition by Parent and Merger Sub of all issued and outstanding Company Common Stock and all other securities of Company and all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any Company Common Stock, whether vested or unvested, if any, and for the covenants of the Company provided in this Agreement shall be, subject to adjustment as provided herein, an amount equal to One Hundred Nineteen Million Five Hundred Thousand Dollars ($119,500,000), plus the Tax Benefit Payments, if any. The Merger Consideration is comprised of (i) the Closing Amount, as adjusted pursuant to the terms and conditions of Section 1.10, (ii) the Indemnity Escrow Deposit, (iii) the Working Capital Escrow Deposit and (iv) any Tax Benefit Payments with respect to the Tax Sharing Provisions (as defined below) set forth in Appendix C.

(b)       Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the holders of any shares of Company Common Stock or Merger Sub Common Stock, the following shall occur:

(i)       each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b)(ii) and any Dissenting Shares as defined in and to the extent provided in Section 1.15) shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any shares of Company Common Stock shall cease to have any rights with respect thereto, except:

(A)       the right to receive, in accordance with this Section 1.6(b)(i), an amount in cash equal to the Per Share Amount, minus the Working Capital Escrow Contribution Amount, minus the Indemnity Escrow Contribution Amount, plus

(B)       the right to receive, in accordance with this Agreement and in connection with any cash disbursements required to be made from the Working Capital Escrowed Funds, an amount in cash equal to the Per Share Working Capital Disbursement Amount for such disbursements, as and when required to be made pursuant to the Escrow Agreement, plus

(C)       the right to receive, in accordance with this Agreement, any cash disbursements required to be made from the Indemnity Escrowed Funds with respect to such share of Company Common Stock, as and when such disbursements are required to be made pursuant to the Escrow Agreement, plus

(D)       the right to receive, in accordance with the Tax Sharing Provisions, in respect of each cash disbursement of any Tax Benefit Payment, an amount in cash equal to the Per Share Tax Benefit Amount for such disbursement of a Tax Benefit Payment.

(ii)       each share of Company Common Stock, if any, held by the Company as treasury stock immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

(iii)       each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and all of such shares, as converted, shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7       Stock Options.

(a)       Parent shall not assume or otherwise replace any Company Options, whether vested or unvested, in connection with the transactions contemplated hereby. At the Effective Time, each Company Option that is outstanding, unexercised and unexpired as of immediately prior to the Effective Time, whether vested or unvested, shall be accelerated in full, cancelled and converted into and represent (A) the right to receive, in accordance with the Company Option Termination Agreement (as defined below), an amount in cash, without interest, equal to (x) the Per Share Amount, minus the exercise price per share attributable to such Company Option, minus the Working Capital Escrow Contribution Amount, multiplied by (y) the number of shares of Company Common Stock subject to such Company Option, plus (B) the right to receive, in accordance with this Agreement and in connection with any cash disbursements required to be made from the Working Capital Escrowed Funds, an amount in cash equal to (i) the Per Share Working Capital Disbursement Amount for such disbursements, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, plus (C) the right to receive in accordance with the Tax Sharing Provisions, in respect of each cash disbursement of any Tax Benefit Payment satisfied prior to the fifth (5th) anniversary of the Closing Date, an amount in cash equal to (1) the Per Share Tax Benefit Amount for such disbursement of a Tax Benefit Payment, multiplied by (2) the number of shares of Company Common Stock subject to such Company Option (it being acknowledged and agreed that no Tax Benefit Payment will be made with respect to any Company Option on or after the fifth (5th) anniversary of the Closing). Subject to the terms and conditions hereof, (X) the amount payable pursuant to clause (A) of the preceding sentence shall be paid by Parent to each Holder of Company Options promptly following the Effective Time by distributing such amount to such Holder through the Company’s normal payroll procedures, (Y) any amount payable pursuant to clause (B) of the preceding sentence shall be paid by Parent to each Holder of Company Options in accordance with Section 1.11 by distributing such amount to such Holder through the Company’s normal payroll procedures, and (Z) any amounts payable pursuant to clause (C) of the preceding sentence shall be paid by Parent to each Holder of Company Options in accordance with Section 1.12 by distributing such amount to such Holder through the Company’s normal payroll procedures; provided that, in each case, such Holder has executed and delivered the Company Option Termination Agreement pursuant to Section 1.7(b).

(b)       Each Holder of a Company Option shall be required, and the Company shall use its reasonable best efforts to cause each such Holder, to execute and deliver a termination agreement effectuating the provisions of Section 1.7(a), including a release of claims against the Company and Parent, in a form reasonably satisfactory to Parent (a “Company Option Termination Agreement”). The Company shall deliver Company Option Termination Agreements, in a form reasonably acceptable to Parent, to the applicable Holders of Company Options no later than five (5) business days following the date of this Agreement and shall use commercially reasonable efforts to have such agreements executed by such Holders and delivered to the Company at least three (3) business days prior to the Closing Date.

1.8       [Reserved].

1.9       Escrow. On the Closing Date, the Stockholders’ Representative, Parent and Xenith Bank (the “Escrow Agent”), shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). Pursuant to the terms of the Escrow Agreement, Parent shall (a) withhold Two Million Dollars ($2,000,000) (the “Indemnity Escrow Deposit”) from the Merger Consideration and deposit such amount into escrow in order to partially secure the satisfaction of claims pursuant to Article IX, and (b) withhold One Million Dollars ($1,000,000) (the “Working Capital Escrow Deposit”) from the Merger Consideration and deposit such amount into escrow in order to secure the payment of the Merger Consideration adjustments, if any, pursuant to Section 1.10.

1.10       Adjustments at Closing to Merger Consideration. At least three (3) business days prior to the Closing, the Company and Parent shall jointly prepare and finalize (i) the Estimated Closing Balance Sheet and (ii) the Statement of Estimated Closing Liabilities. The Merger Consideration shall be: (x) increased, in the event that (A) the Closing has not occurred before 12:01 a.m. on April 1, 2017 and (B) each of the conditions set forth in Sections 7.1 to 7.5 (inclusive), the second sentence of 7.6, and 7.7 to 7.9 (inclusive) have been satisfied, by Twenty Thousand Dollars ($20,000) per day for each calendar day (or part thereof) after the later of (a) March 31, 2017 and (b) the date on which all such listed conditions have been satisfied, until the Closing Date; and (y) subject to adjustment based upon on the Estimated Closing Balance Sheet and the Statement of Estimated Closing Liabilities. The Merger Consideration shall be reduced dollar for dollar by the amount of any Indebtedness, the amount of any Transaction Expenses and the amount of the Estimated Net Working Capital Deficit, if any, each as set forth on the Estimated Closing Balance Sheet and the Statement of Estimated Closing Liabilities. The Merger Consideration shall be increased dollar for dollar by the amount of the Estimated Net Working Capital Surplus, if any, as set forth in the Estimated Closing Balance Sheet. The adjustments set forth in this Section 1.10 shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 9.4 hereof.

1.11       Post-Closing Adjustments to Merger Consideration.

(a)       Within seventy-five (75) days following the Closing Date, Parent shall furnish the Stockholders’ Representative with the Closing Balance Sheet and the Statement of Closing Liabilities, each prepared in accordance with the form, methodology and principles used to prepare the Reference Balance Sheet. The Stockholders’ Representative shall use commercially reasonable efforts to assist Parent in the preparation of the Closing Balance Sheet and the Statement of Closing Liabilities, if reasonably requested by Parent, at Parent’s sole costs and expense.

(b)       The Stockholders’ Representative shall have a period of thirty (30) days after receipt of the Closing Balance Sheet and the Statement of Closing Liabilities to notify Parent of its election to accept or reject the Closing Balance Sheet, or the Statement of Closing Liabilities. During such thirty (30) day period, Parent shall provide the Stockholders’ Representative access to books and records of the Company, as reasonably requested by the Stockholders’ Representative in connection with his review of the Closing Balance Sheet and the Statement of Closing Liabilities. In the case of a rejection, such notice must set forth all disputed items in the Closing Balance Sheet and the Statement of Closing Liabilities, and the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event that no notice is received by Parent during such thirty (30) day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Stockholders’ Representative and final and binding on the Parties. In the event that the Stockholders’ Representative shall timely reject the Closing Balance Sheet or the Statement of Closing Liabilities, Parent and the Stockholders’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Stockholders’ Representative has rejected the Closing Balance Sheet or the Statement of Closing Liabilities) attempt to make a joint determination of the Closing Adjustments, and any such joint determination and any required adjustments resulting therefrom shall be final and binding on the Parties.

(c)       In the event that the Stockholders’ Representative and Parent shall be unable to agree upon a joint determination of any of the disputed items of the Closing Adjustments within one hundred thirty five (135) days from the Closing Date, then within one hundred forty (140) days from the Closing Date, Parent and the Stockholders’ Representative shall submit all items remaining in dispute (the “Disputed Items”) to the Accounting Firm. Parent and the Stockholders’ Representative shall request that the Accounting Firm render its determination regarding the Disputed Items prior to the expiration of two hundred (200) days from the Closing Date, and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Stockholders’ Representative, respectively, based upon the percentage that the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm. The Accounting Firm shall render its determination only with respect to Disputed Items, and the Accounting Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Accounting Firm shall be based solely on presentations with respect to such disputed items by Parent and the Stockholders’ Representative to the Accounting Firm and not on the Accounting Firm’s independent review. In deciding any matter, the Accounting Firm (i) shall be bound by the provisions of this Section 1.11 and (ii) may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Parent or the Stockholders’ Representative or less than the smallest value for such Disputed Item claimed by Parent or the Stockholders’ Representative.

(d)       If the Closing Net Working Capital as finally determined in accordance with the provisions of this Section 1.11 is less than the Estimated Net Working Capital, then (i) the Stockholders’ Representative and Parent shall send joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent from the Working Capital Escrowed Funds, as an adjustment to the Merger Consideration, the absolute value of the amount of such deficiency, up to the amount of the Working Capital Escrowed Funds, and (ii) in the event that such deficiency exceeds the amount of the Working Capital Escrowed Funds, each Holder shall pay Parent the amount of such excess (the “Excess Working Capital Adjustment”). If the Closing Net Working Capital as finally determined in accordance with the provisions of this Section 1.11 is greater than the Estimated Net Working Capital, then the amount thereof shall be paid as an adjustment to the Merger Consideration (A) with the portion of such amount that is payable to the Non-Dissenting Stockholders being paid by Parent to the Stockholders’ Representative by wire transfer in immediately available funds within seven (7) days after such determination, and the Stockholders’ Representative causing such funds to be distributed to the Holders promptly thereafter, and (B) with the portion of such amount that is payable to the Holders of Company Options being distributed by Parent to such Holders through the Company’s normal payroll procedures.

(e)       If the Indebtedness and/or the Transaction Expenses determined pursuant to this Section 1.11 exceed the Indebtedness and/or the Transaction Expenses, respectively, set forth on the Estimated Closing Balance Sheet and the Statement of Estimated Closing Liabilities, then the Stockholders’ Representative and Parent shall send joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent from the Working Capital Escrowed Funds, as an adjustment to the Merger Consideration, the absolute value of the amount of such difference, up to the amount of the Working Capital Escrowed Funds (as reduced by the amount of any deficiency distributed from the Working Capital Escrowed Funds pursuant to clause (i) of the first sentence of Section 1.11(d)), and (ii) in the event that the amount of such difference exceeds the amount of the Working Capital Escrowed Funds (as reduced by the amount of any deficiency distributed from the Working Capital Escrowed Funds pursuant to clause (i) of the first sentence of Section 1.11(d)), each Holder shall pay Parent the amount of such excess (such amount, together with any Excess Working Capital Adjustment, the “Adjustment Excess”). If the Indebtedness and/or the Transaction Expenses determined pursuant to this Section 1.11 are less than the Indebtedness and/or the Transaction Expenses, respectively, set forth on the Estimated Closing Balance Sheet, then the aggregate amount of such surplus shall be paid by Parent to the Holders (A) with the portion of such amount that is payable to the Non-Dissenting Stockholders being paid by Parent to the Stockholders’ Representative by wire transfer in immediately available funds within seven (7) days after such determination, and the Stockholders’ Representative causing such funds to be distributed to the Holders promptly thereafter and (B) with the portion of such amount that is payable to the Holders of Company Options being distributed to such Holders through the Company’s normal payroll procedures.

(f)       The adjustments described in Sections 1.11(d) and (e) shall be referred to collectively as the “Post-Closing Adjustment.” Following the payments, if any, of the Post-Closing Adjustment, Parent and the Stockholders’ Representative shall send joint written instructions to the Escrow Agent, instructing the Escrow Agent to release the remainder of the Working Capital Escrowed Funds, if any, to the Holders (A) with the portion of such amount that is payable to the Non-Dissenting Stockholders being paid by Parent to the Stockholders’ Representative, for distribution to the Non-Dissenting Stockholders and (B) with the portion of such amount that is payable to the Holders of Company Options being distributed by Parent to such Holders through the Company’s normal payroll procedures.

1.12       Amortizable Tax Basis Consideration. The Merger Consideration may be further adjusted by the amount of any Tax Benefit Payments, as determined in accordance with, and paid pursuant to, the calculations and schedule set forth in Appendix C (the “Tax Sharing Provisions”). Any disbursements of any Tax Benefit Payments shall be paid by Parent to the Holders (A) with the portion of such amount that is payable to the Non-Dissenting Stockholders being paid by Parent to the Stockholders’ Representative, for distribution to the Non-Dissenting Stockholders and (B) with the portion of such amount that is payable to the Holders of Company Options being distributed to such Holders through the Company’s normal payroll procedures.

1.13       Surrender of Company Common Stock.

(a)       Paying Agent. Prior to the Closing Date, Parent shall enter into an agreement, in a form reasonably acceptable to the Company, with a United States bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), for the purpose of exchanging shares of Company Common Stock for Merger Consideration.

(b)       Exchange Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the Holders of shares of Company Common Stock, for exchange in accordance with this Article I, immediately available funds equal to the Closing Amount (the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely pay the Per Share Amount, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article I, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the Holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c)       Exchange Procedures.

(i)       As soon as reasonably practicable (and in any event within three (3) business days after the Effective Time), to the extent not previously delivered, the Surviving Corporation, shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock a letter of transmittal (the “Letter of Transmittal”) in customary form as agreed to between the Company and Parent prior to the date of this Agreement. The Letter of Transmittal shall be accompanied by instructions for use in effecting a transfer of the shares of Company Common Stock held immediately prior to the Effective Time, and any additional documents specified in the procedures set forth in the Letter of Transmittal. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon transfer of the shares of Company Common Stock to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may agree.

(ii)       As soon as reasonably practicable after the date of delivery (or, if later, after the Effective Time) to the Paying Agent of such evidence as the Paying Agent may reasonably request of the transfer of the shares of Company Common Stock to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, Joinder and Waiver Agreement and any other documentation required thereby or hereby, the holder of record of such shares of Company Common Stock shall be entitled to receive from the Exchange Fund in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to Section 1.6(b)(i) at the time of such surrender, in respect of the shares of Company Common Stock so transferred; provided that any documents specified in the procedures set forth in the Letter of Transmittal are in fact delivered to the Paying Agent by the time required in the Letter of Transmittal. Any Merger Consideration payments pursuant to this Section 1.13(c) shall be made via check or wire or other electronic transfer of immediately available funds, at each such holder’s election as specified in the Letter of Transmittal. No interest will be paid or accrued on any amount payable upon due surrender of shares of Company Common Stock. The Merger Consideration, paid in full with respect to any shares of Company Common Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. Any holder of Company Common Stock who has not complied with this Agreement shall be entitled to look to Parent only (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the applicable Merger Consideration payable in respect of such shares of Company Common Stock, without any interest thereon.

(d)       Undistributed Exchange Funds. Any portion of the Exchange Fund that remains undistributed to the Holders as of the date that is one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand, and the Holders who have not theretofore (i) surrendered their shares of Company Common Stock in accordance with this Section 1.13 or (ii) delivered their Company Option Termination Agreements in accordance with Section 1.7(b) shall, in each case, thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Common Stock surrendered or subject to outstanding Company Options, in each case, without any interest thereon.

(e)       Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Holder or to any other Person for any amount paid to a public official pursuant to any applicable abandoned property Law, escheat Law or other similar Law. Any Merger Consideration or other amounts remaining unclaimed by Holders two (2) years after the Effective Time (or such earlier date, prior to such time, as of which such amounts would otherwise escheat to or become property of any Government Authority) shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any Encumbrance.

1.14       No Further Ownership Rights in Company Common Stock. The applicable portion of Merger Consideration issued upon the surrender for exchange of Company Common Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of shares of Company Common Stock on the records of the Surviving Corporation.

1.15       Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock held by a holder of Company Common Stock who has demanded and perfected a demand for appraisal of such holder’s shares of Company Common Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (“Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of holders of Dissenting Shares, and the Non-Dissenting Stockholders shall not be entitled to any portion of such retained Merger Consideration. Notwithstanding the preceding sentence, if any holder of Dissenting Shares shall lose such holder’s status as such (through the failure to perfect or otherwise), then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be deemed to have been converted only into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the Certificate or Certificates representing such Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

1.16       Withholding of Tax. Notwithstanding any other provision in this Agreement, Parent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required by to be deducted and withheld from such payments by any provision of applicable Law relating to Taxes. To the extent that amounts are so withheld pursuant to this Section 1.16 and properly paid over to the relevant Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.17       Repayment of Loans. Notwithstanding any other provision in this Agreement, Parent shall be entitled to deduct from the payments to be made pursuant to this Agreement to any Holder, the amount of all outstanding indebtedness, loans or other monetary obligations that such Holder owes to the Company as of the Effective Time.

1.18       Further Action. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II
CLOSING

2.1       Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and in any event within three (3) business days thereafter, or on such other date as Parent, Merger Sub and the Company may mutually determine.

2.2       Deliveries. At the time of the Closing, (i) the Company and the Stockholders’ Representative will deliver to Parent the various certificates, instruments, and documents referred to in Section 7.14, and (ii) Parent and Merger Sub will deliver to the Stockholders’ Representative the certificates, instruments and documents referred to in Section 8.4.

2.3       Stockholders’ Representative.

(a)       By virtue of the adoption of this Agreement and approval of the Merger and in exchange for the applicable portion of the Merger Consideration pursuant to this Agreement, each of the Non-Dissenting Stockholders designates Peter M. Schulte (the “Stockholders’ Representative”) as his, her or its representative for purposes of this Agreement. The Non-Dissenting Stockholders and their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Stockholders’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing. In the event that any Stockholders’ Representative is unable or unwilling to serve or shall resign, a successor Stockholders’ Representative shall be selected by those Non-Dissenting Stockholders who are entitled to at least a majority of the Merger Consideration pursuant to this Agreement. A Stockholders’ Representative may not resign, except upon thirty (30) days prior written notice to Parent and Merger Sub. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Stockholders’ Representative, a successor shall be appointed effective immediately thereafter by PSS PE I, L.P. and Parent and Merger Sub shall be notified promptly of such appointment by the successor Stockholders’ Representative. No resignation, nor any other replacement, of any Stockholders’ Representative shall be effective against Parent or Merger Sub until (i) the proposed successor Stockholders’ Representative assumes in writing all obligations of the original Stockholders’ Representative under this Agreement and the Escrow Agreement and (ii) Parent and Merger Sub have consented to the proposed successor Stockholders’ Representative (such consent not to be unreasonably withheld or delayed). Each successor Stockholders’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Stockholders’ Representative.

(b)       Parent and Merger Sub shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Stockholders’ Representative on behalf of the Non-Dissenting Stockholders. All communications or writings to be sent to the Non-Dissenting Stockholders pursuant to this Agreement may be addressed to the Stockholders’ Representative and any communication or writing so sent shall be deemed notice to all of the Non-Dissenting Stockholders hereunder.

(c)       The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Non-Dissenting Stockholder, with full power of substitution in such Non-Dissenting Stockholder’s name and on such Non-Dissenting Stockholder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including without limitation Article IX hereof. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Non-Dissenting Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Non-Dissenting Stockholder or operation of law, whether by such holder’s death or disability or by any other event.

(d)       The Stockholders’ Representative hereby acknowledges and agrees to serve as the Stockholders’ Representative in accordance with the applicable terms hereof and to be bound by such terms. At Parent’s request, the Stockholders’ Representative shall enter into an agreement in form and substance reasonably satisfactory to Parent and the Stockholders’ Representative in which the Stockholders’ Representative acknowledges and agrees to serve as a Stockholders’ Representative and to be bound by the applicable terms of this Agreement (including, without limitation, Section 6.3).

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent pursuant hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and to Merger Sub, as of the date hereof and as of the Closing, as follows:

3.1       Organization, Corporate Power and Records.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or registered to do business and in good standing in each of the states and jurisdictions set forth on Schedule 3.1 and each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not be reasonably expected to result in a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and each such Subsidiary is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary. The Company and each of its Subsidiaries have full power and authority necessary to own and operate their respective properties, to conduct their business as now conducted, and to perform their obligations under Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(b)       The Company has provided Parent with true, correct and complete copies of the equity records and minute books of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries contain a complete and accurate summary of all meetings of directors or managers or stockholders or members or actions by written consent since the time of incorporation or organization of the Company or its Subsidiaries, as applicable, in all material respects. Neither the Company nor any of its Subsidiaries has taken any corporate action without the approval or ratification of its board of directors or managers or stockholders or members where such action required the approval of its board of directors or managers or stockholders or members under the DGCL or other applicable Law, except where the failure to take such action would not be reasonably expected to have a material effect on the Company. The equity ledger or equity records of the Company and its Subsidiaries accurately reflect all transactions involving the capital stock or membership interests, as applicable, of the Company and its Subsidiaries. The Company is not in default under or in violation of any provision of the Certificate of Incorporation or its bylaws or any resolution adopted by the Company’s stockholders or board of directors. None of the Subsidiaries of the Company is in default under or in violation of any provision of its organizational documents or bylaws or operating agreement or any resolution adopted by its stockholders or members or board of directors or managers. Except as set forth on Schedule 3.1(b), neither the Company nor any of its Subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

3.2       Authority for Agreement. The Company has full power, authority and legal right to enter into and, upon receipt of the Requisite Vote, perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has (i) unanimously approved the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) resolved to recommend approval and adoption by the Stockholders of the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (iii) not withdrawn or modified such approval or resolution to recommend. No other corporate proceedings on the part of the Company or any of its Subsidiaries are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. The Requisite Vote is the only vote of the Stockholders necessary to approve and authorize the Merger, this Agreement and the other documents contemplated hereby and the other transactions contemplated hereby and thereby.

3.3       No Violation to Result. Except as set forth on Schedule 3.3(a), the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or any resolution adopted by the board of directors or Stockholders of the Company or any of its Subsidiaries, or (y) any Contract or Encumbrance to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company or any of its Subsidiaries; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Contract or cancel, terminate or modify any such Contract; (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company or any of its Subsidiaries; or (v) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Company Common Stock or any of the properties or assets of the Company or any of its Subsidiaries. Other than as set forth on Schedule 3.3(b), no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby.

3.4       Capitalization.

(a)       The authorized capital stock of the Company consists solely of 500,000 shares of Company Common Stock, of which 220,438.70 shares have been issued and are outstanding. Except as set forth on Schedule 3.4(a), there are no shares of the Company’s capital stock held in the Company’s treasury. Schedule 3.4(a) sets forth the names of the Stockholders, the addresses of the Stockholders and the number of shares of Company Common Stock owned of record and beneficially by each Stockholder. Except as set forth on Schedule 3.4(a), there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.4(a), no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company or any of its Subsidiaries, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Stockholders have waived any and all such rights. The Company has not issued any certificates with respect to any of the shares of capital stock of the Company.

(b)       Schedule 3.4(b) sets forth a true, accurate and complete list setting forth the name of each holder (and each former holder) of Company Options, the date of grant of each grant of Company Options to such holder, the number of shares of Company Common Stock subject to such grant, the exercise price for each such grant, the number of Company Options cancelled, and the number of Company Options exercised for Company Common Stock. Except as set forth on Schedule 3.4(b), there are no issued or outstanding shares of capital stock of the Company or any of its Subsidiaries that are restricted or subject to repurchase or substantial risk of forfeiture. Except as set forth on Schedule 3.4(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries (including any convertible debt); (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of their capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries. The Company Option Plan is the only option, equity incentive or similar plan involving the purchase of Company securities that is in effect. Correct and complete copies of (A) the Company Option Plan, (B) the standard forms of award agreements under the Company Option Plan and (C) each agreement for each Company Option that does not conform to the standard award agreements under the Company Option Plan have been delivered to Parent.

(c)       Except as set forth on Schedule 3.4(c), there are no proxies, voting rights, stockholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any of its Subsidiaries. To the extent the Company or any of its Representatives relies upon or invokes a proxy for purposes of causing any Stockholder to execute the Written Consents, all such proxies are legal, valid, binding and enforceable against such Stockholder or Stockholders for purposes of having such Stockholder or Stockholders execute the Written Consents. All shares of Company Common Stock, all Company Options and all other securities of the Company have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company or any of its Subsidiaries were validly reacquired in compliance with (A) the applicable provisions of the DGCL and all other applicable Laws, and (B) any requirements set forth in applicable Contracts. Neither the Company nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(d)       Schedule 3.4(d) sets forth a list of the Company’s Subsidiaries. For each of the Company’s Subsidiaries, Schedule 3.4(d) sets forth: (i) the authorized capital stock or membership interests, (ii) the number of shares of each class of capital stock or membership interests that have been issued and are outstanding, (iii) the number of shares of capital stock or membership interests held in such Subsidiary’s treasury, (iv) the names of the stockholders or members of such Subsidiary and (v) the addresses of such stockholders or members in their respective states of legal residence and the number of shares of each class of capital stock or membership interests of such Subsidiary owned of record and beneficially by each such stockholder or member. Except as set forth on Schedule 3.4(d), all of the Company’s Subsidiaries are wholly owned by the Company. Except as set forth on Schedule 3.4(d), neither the Company nor or any of its Subsidiaries has (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). Neither the Company nor any of its Subsidiaries has any commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). Except as set forth on Schedule 3.4(d), there are no entities that have been merged into or consolidated with or that otherwise are predecessors to the Company.

3.5       Financial Statements.

(a)       Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Company’s and its Subsidiaries’ books and records (which, in turn, are accurate and complete in all material respects), presents fairly, in all material respects, the Company’s and its Subsidiaries’ financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject, in the case of the Interim Financials, to year-end adjustments and the absence of footnotes. Except as disclosed therein or in Schedule 3.5(a) hereto, during the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. Except as disclosed therein or in Schedule 3.5(a) hereto, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. Except as set forth on Schedule 3.5(a), all revenues recognized by the Company and its Subsidiaries have been recognized in accordance with GAAP. There have been no transactions involving the business of the Company and its Subsidiaries that properly should have been set forth in the Financial Statements and that have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and its Subsidiaries and any non-operating assets, prepaid items and deposits as of the Balance Sheet Date. Since December 31, 2012, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to Parent copies of each management letter or other letter delivered to the Company or any of its Subsidiaries by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company or any of its Subsidiaries since January 1, 2013.

(b)       Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of the Balance Sheet Date. Except as set forth in Schedule 3.5(b), all existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Balance Sheet or arising since the Balance Sheet Date that have not yet been collected) and all accounts receivable to be reflected on the Closing Date Balance Sheet (i) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date). Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

(c)       The accounts, books and records of the Company and its Subsidiaries (i) have recorded therein the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP and (ii) are accurate, up to date and complete, in all material respects, and have been maintained in accordance with prudent business practices and applicable Laws. The Company maintains a system of accounting and internal controls and procedures as are necessary to ensure that (i) the financial records and financial statements are complete and accurate in all material respects; (ii) material transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s assets; (iv) access to the Company’s material assets is permitted only in accordance with management’s authorization; (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding the Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers. Except as set forth on Schedule 3.5(c), there are no deficiencies or weaknesses in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the Company’s knowledge, other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any written materials relating to the foregoing.

3.6       Liabilities. Except as disclosed on Schedule 3.6, there are no Liabilities of the Company or its Subsidiaries other than (a) Liabilities reflected on the Balance Sheet and not previously paid or discharged and (b) accounts payable incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice (none of which, in either case, results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law). Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of (i) all accounts payable of the Company and its Subsidiaries, (ii) all notes payable of the Company and its Subsidiaries and all Indebtedness, and (iii) all Transaction Expenses. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, (A) any Contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (B) any hedging, derivatives or similar Contract or arrangement or (C) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any capital contribution or other investment in or loan to any Person.

3.7       Adverse Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date, the Company and its Subsidiaries have operated their businesses in the ordinary course and consistent with past practice, and none of the Company or any of its Subsidiaries has: (i) suffered a Material Adverse Effect or any effect, event or change which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) suffered any damage to or loss of its assets in excess of Fifty Thousand Dollars ($50,000), or suffered any material interruption in the use of the Company’s or its Subsidiaries’ assets or business (whether or not covered by insurance) or suffered any destruction of its books and records; (iii) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries or repurchased or redeemed any capital stock of the Company or any of its Subsidiaries; (iv) granted any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any bonus opportunity or increase in compensation or benefits; (v) made any capital expenditures that aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000); (vi) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach of Section 6.2 hereof; or (vii) committed or agreed to any of the foregoing set forth in (i) through (vi) above.

3.8       Employee Benefit Plans.

(a)       Schedule 3.8(a)(i) contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, collective bargaining, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA, (i) under which any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or any of their ERISA Affiliates has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, or which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, whether contingent or otherwise (each, a “Company Plan”). Schedule 3.8(a)(ii) identifies each ERISA Affiliate.

(b)       The Company has provided to Parent with respect to each applicable Company Plan correct and complete copies of: (i) a copy of the annual report (if required under ERISA) with respect to each such Company Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Company Plan; (iii) a true and complete copy of each written Company Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Company Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Plan.

(c)       No Company Plan is, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates currently maintains, contributes to or participates in, nor does the Company, any of its Subsidiaries or any of their ERISA Affiliates have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate, has any current Liability arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any Liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(d)       Neither the Company nor any Subsidiary of the Company has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(e)       Each Company Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and all applicable laws including ERISA and the Code. Except as set forth on Schedule 3.8(e), all payments by the Company, any of its Subsidiaries or any of their ERISA Affiliates required by any Company Plan or by applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made. All unpaid amounts attributable to any such Company Plan for any period prior to the Closing Date have been or will be accrued on the Company’s consolidated Financial Statements in accordance with GAAP and, except to the extent of such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Company Plans or benefits accrued thereunder on or prior to the Closing Date.

(f)       Each Company Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Company Plan as to its qualified status under the Code, and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion. All amendments required to maintain each such Company Plan’s compliance, in all material respects, with applicable Law, including the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Protection Act of 2006 (PPA), the Heroes Earnings Assistance and Relief Tax Act of 2008 (HEART), the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA), the Pension Relief Act of 2010 (PRA), the Small Business Job Act of 2010 (SBJA 2010) and the Moving Ahead for Progress in the 21st Century Act (MAP 21) and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. No Company Plan currently holds or within the past five (5) years has held securities of the Company, any of its Subsidiaries or any of their ERISA Affiliates. Except as set forth on Schedule 3.8(f), no Company Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(g)       All reports, forms and other documents required to be filed with any Government Authority or furnished to employees with respect to any Company Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(h)       With respect to each applicable Company Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred which would subject the Company or any of its Subsidiaries to any material Liability; (ii) there are no actions, suits or claims pending, or, to the Company’s knowledge, threatened or anticipated (other than routine claims for benefits) against any such Company Plan or fiduciary thereto or against the assets of any such Company Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by any Government Authority with respect to any Company Plan; (iv) no matters are currently pending with respect to any Company Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material Liability to the Company, any Subsidiary of the Company or any of their respective employees.

(i)       Benefits under each Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees. Since January 1, 2014, neither the Company nor any of its Subsidiaries has paid for or reimbursed any employee’s health or medical insurance premiums for any coverage other than that provided through the Company’s or any of its Subsidiaries’ group health plan.

(j)       Except as set forth on Schedule 3.8(j), the consummation of the transactions contemplated by this Agreement will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or any other material liability for the Company or Parent.

(k)       Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, with no more than thirty (30) days’ advance notice without material liability to the Company, any Subsidiary of the Company or Parent (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). None of the Company Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination. The Company may, without material cost, withdraw their employees, directors, officers and consultants from any employee benefit plan in which the Company is a participating employer or which the Company does not sponsor.

(l)       Neither the Company nor any of its ERISA Affiliates has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Section 280G(b)(4) thereof) nor any payment that would not be deductible by reason of Section 162(m) of the Code. There is no written or unwritten agreement, plan, arrangement or other contract by which either Company or any of its ERISA Affiliates are bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(m)       Each Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or, to the Company’s knowledge, is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement. Neither the Company nor any Subsidiary of the Company is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(n)       Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

(o)       The Company and its Subsidiaries have passed resolutions freezing the GSM Consulting, Inc. 401(k) Profit Sharing Plan & Trust (the “GSM 401(k) Plan”), effective January 1, 2017. The Company has timely issued PSS 401(k) Plan safe harbor notices to those participants.

3.9       Employee Matters.

(a)       Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company and its Subsidiaries, their respective titles as of the date hereof (the “Company Employees”), the calendar year 2014 and 2015 compensation paid or payable to each such employee, including any bonuses, deferred compensation, equity or any other incentive pay, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee as of January 31, 2017. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company and its Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation (other than accrued salary or wages earned prior to the effective time of such termination) or damages, (ii) there are no severance payments which are or could become payable by the Company or any of its Subsidiaries to any such person under the terms of any oral or written agreement or commitment or any Law, custom or practice, (iii) there are no other agreements, oral or written, between the Company or any of its Subsidiaries, on the one hand, and any such person, on the other hand, that could reasonably be expected to cause the Company or any of its Subsidiaries to incur a Liability in excess of Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, (iv) except as set forth on Schedule 3.9(a)(iii) and except for employees Parent has notified the Company that it does not intend to retain, no executive officer or material number of management level or senior technical employees of the Company or any of its Subsidiaries has provided written notice of or, to the Company’s knowledge, has any plans to terminate his, her or their employment or relationship with the Company or any of its Subsidiaries and (v) to the Company’s knowledge, there are no agreements between any Company Employee and any other Person which could reasonably be expected to restrict, in any manner, such Person’s ability to perform services for the Company, its Subsidiaries or Parent. Except as set forth on Schedule 3.9(a)(iv), each Company Employee has executed an offer letter, a non-disclosure agreement and a non-competition agreement with the Company, in each case, on the Company’s standard form, and each Company Employee’s offer letter, non-disclosure agreement and non-competition agreement with the Company are in full force and effect.

(b)       Neither the Company nor any of its Subsidiaries is, or has been at any time during the five (5) years preceding the date hereof, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or any of its Subsidiaries is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or any of its Subsidiaries, and no campaign to establish such representation is in progress. With respect to the Company and its Subsidiaries, there is no pending or, to the Company’s knowledge, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or any of its Subsidiaries, or (iv) application for certification of a collective bargaining agent.

(c)       Except as set forth on Schedule 3.9(c)(i), the Company and each of its Subsidiaries is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, payment of wages, reductions in force, plant closings and mass layoffs, working conditions, sexual harassment, employment discrimination, retaliation, overtime exemption designations, independent contractor designations, collective bargaining, employment taxes, immigration, workers’ compensation, leaves of absence, family and medical leave, and occupational health and safety, and neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is, or has ever been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. The Company and each of its Subsidiaries is and has been in compliance with its obligations and has not incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law, and all other notification and bargaining obligations arising under any applicable agreement, statute, or otherwise. All current and former Company Employees who are or were classified as exempt from overtime under the Fair Labor Standards Act and any applicable state or local Law are and have been accurately classified as such. Except as set forth on Schedule 3.9(c)(ii), all Persons classified by the Company or any of its Subsidiaries as non-employees, including, but not limited, to independent contractors, consultants, or otherwise, do satisfy and have satisfied the requirements of Law to be so classified, and the Company and each of its Subsidiaries has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. Schedule 3.9(c)(iii) sets forth a list of all contractors and consultants who are providing professional services to the Company or any of its Subsidiaries as of the date hereof and opposite their names lists the time periods each contractor or consultant has been providing services. Except as set forth on Schedule 3.9(c)(iv), no Proceeding between the Company or any of its Subsidiaries, on the one hand, and any current or former Company Employees, independent contractors or non-employee service providers, on the other hand, has occurred since December 31, 2013, is pending or, to the Company’s knowledge, threatened, and no Proceeding against the Company or any of its Subsidiaries related to the Company Employees, independent contractors or non-employee service providers, including under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of non-U.S. Persons), has occurred since December 31, 2013, is pending or, to the Company’s knowledge, threatened.

(d)       No third party has claimed or has threatened in writing to claim that any Person employed by, or providing professional services for, the Company or any of its Subsidiaries (i) has violated or may be violating any of the terms or conditions of his, her or its employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Company’s knowledge, no Person employed by or providing professional services for the Company has disclosed or used or has threatened to disclose or use any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.

(e)       Schedule 3.9(e) lists (i) all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Company Plan and (ii) all Company Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, and whether reinstatement of each Company Employee on a leave of absence is guaranteed by contract or applicable Laws (including the Family and Medical Leave Act).

(f)       The Company has provided to Parent accurate and complete copies of all employee handbooks and manuals of the Company and each of its Subsidiaries and all employment policy statements applicable to the Company and each of its Subsidiaries as of the date hereof.

(g)       The Company and each of its Subsidiaries is in compliance with all applicable immigration, visa and work permit requirements with respect to each Company Employee and each individual independent contractor or other non-employee service provider of the Company and each of its Subsidiaries.

3.10       Taxes.

(a)       The Company and its Subsidiaries have filed (or have had filed on their behalf) on a timely basis all material Tax Returns that they are required to have filed. Neither the Company nor any of its Subsidiaries has requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All such Tax Returns are correct and complete in all material respects. All information included in Tax Returns filed by the Company and each of its Subsidiaries that may be relevant to future Tax obligations of the Company or its Subsidiaries, such as basis in property and deduction and credit carryovers, is complete and accurate in all material respects.

(b)       All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. Neither the Company nor any of its Subsidiaries has any Liability for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date. There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) timely to pay any Tax. None of the Company or any of its Subsidiaries has participated within the preceding five (5) years in a “Tax amnesty” or similar program offered by any Taxing Authority to avoid the assessment of any Tax.

(c)       The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to withholding Taxes and information reporting (including maintenance of required records related thereto), and have, within the time and manner prescribed by Law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid. The records of the Company and its Subsidiaries contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Company and its Subsidiaries have complied in all material respects with all documentation requirements relating to transactions in which the Company or any of its Subsidiaries has either claimed an exemption from payment of sales or use Tax or similar Taxes, or has not collected such Taxes from another Person in reliance on an exemption from such Taxes, including retention of sale for resale certificates provided by any such Person.

(d)       During the last five (5) years, no Government Authority of a jurisdiction has asserted in writing that any of the Company or its Subsidiaries is or may be subject to either a type of Tax (including obligations to withhold amounts in respect of Tax) or an obligation to file a type of Tax Return other than a type of Tax or Tax Return that the Company or any of its Subsidiaries has, since such assertion, paid or filed in such jurisdiction for the most recently ended taxable period for which such Tax or Tax Return would be required to have been paid or filed. Since January 1, 2016, none of the Company or any of its Subsidiaries has conducted activities in any jurisdiction that will require the Company or any of its Subsidiaries to pay Tax or file a Tax Return of a type that it had not filed in the most recently ended preceding taxable period (as reflected in Schedule 3.10(e)) for which such type of Tax or Tax Return would be due.

(e)       Schedule 3.10(e) lists all Tax Returns that the Company and each of its Subsidiaries have filed for taxable periods ending after January 1, 2010 (classified by filing entity, type of Tax, jurisdiction and the taxable period(s) covered) and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Taxing Authority. For avoidance of doubt, any omission from Schedule 3.10(e) shall not be treated as a disclosure with respect to any other representation in this Section 3.10. The Company and its Subsidiaries have provided or made available to Parent complete and accurate copies of all of the following materials:

(i)       all income Tax Returns filed by the Company and its Subsidiaries that relate to taxable periods ending after December 31, 2012;

(ii)       all examination reports relating to Taxes or Tax Returns of the Company and its Subsidiaries issued by any Taxing Authority since January 1, 2013 in connection with any audits, examinations of Tax Returns or asserted failures to file Tax Returns or pay Taxes;

(iii)       all statements of Taxes assessed against or agreed to by the Company or any of its Subsidiaries (or any of their respective stockholders or members with respect to the Company or any of its Subsidiaries) since January 1, 2013 that were not shown on Tax Returns filed for the relevant taxable period by the Company or any of its Subsidiaries (or any of their respective stockholders or members with respect to the Company or any of its Subsidiaries) before such assessment or agreement and all related correspondence;

(iv)       all written rulings from, and written agreements with, any Government Authority relating to Tax obligations of the Company or any of its Subsidiaries that were either received since January 1, 2013 or would have continuing effect in the determination of Tax for any taxable period for which an affected Tax Return has not yet been filed or Tax paid by the Company or any of its Subsidiaries (or any of their respective stockholders or members with respect to the Company or any of its Subsidiaries), and any request for issuance of any ruling from a Taxing Authority relating to the Company or any of its Subsidiaries since January 1, 2013 (regardless of whether the requested ruling was issued);

(v)       all elections relating to Taxes of the Company or any of its Subsidiaries (or any of their respective stockholders or members with respect to the Company or any of its Subsidiaries) that have been filed by or on behalf of the Company or any of its Subsidiaries (or any of their respective stockholders or members with respect to the Company or any of its Subsidiaries) that would have continuing effect in the determination of Tax of the Company or any of its Subsidiaries for any taxable period for which a Tax Return has not yet been filed or Tax paid (other than elections that are included in or apparent from Tax Returns referred to in clause (i) above); and

(vi)       all Tax opinions relating to and in the audit files of the Company or its Subsidiaries relating to potential income Tax Liabilities of the Company and its Subsidiaries for taxable periods for which the statute of limitations on assessment has not yet expired.

(f)       There is no audit or other Proceeding presently pending or, since January 1, 2015, to the Company’s knowledge, threatened in writing, with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries or any of their respective stockholders relating to the Company or any of its Subsidiaries. To the Company’s knowledge, there are no existing circumstances that could reasonably be expected to result in the assertion of any material claim for Taxes against the Company or any of its Subsidiaries (or any of their respective stockholders or members relating to the Company or any of its Subsidiaries) by any Taxing Authority. None of the Company or any of its Subsidiaries (or any of their respective stockholders or members relating to the Company or any of its Subsidiaries), or any Person on their behalf, has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any of its Subsidiaries (or any of their respective stockholders or members relating to the Company or any of its Subsidiaries) may be held liable. Except as set forth on Schedule 3.10(f), there is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any of its Subsidiaries or receive information relating to the Company or any of its Subsidiaries, with respect to any Tax matter (other than authorizations to contact Tax Return preparers that were included as an integral part of Tax Returns filed by or on behalf of the Company or any of its Subsidiaries).

(g)       Neither the Company nor any of its Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by the Company or any of its Subsidiaries, which change in method would require the Company or any of its Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return in any taxable period for which the Company or any of its Subsidiaries has not yet filed a Tax Return; and neither is there any application pending with any Taxing Authority requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method that would require such an adjustment, nor has the Company or any of its Subsidiaries received any written notice that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return previously filed by the Company or any of its Subsidiaries.

(h)       Schedule 3.10(h) sets forth (i) the amount of deferred income Tax Liability attributable to timing differences that would be required to be shown on a financial statement of the Company and its Subsidiaries prepared in compliance with GAAP for a fiscal period ending on September 30, 2016 and (ii) the components thereof in the manner as would be set forth in the notes thereto. Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice (as reflected in the Financial Statements) that would have (or to the Company’s knowledge, would reasonably be expected to have) the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. Neither the Company nor any of its Subsidiaries has any deferred income arising out of any transaction that has not been adequately reserved for on the Balance Sheet, including deferred Taxes relating to (A) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (B) the use of the long-term contract method of accounting or (C) the receipt of any prepaid amount for goods or services on or before the Closing Date.

(i)       Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)       No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iv) property used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.

(k)       Neither the Company nor any of its Subsidiaries is a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(l)       Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(m)       Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not otherwise engaged in activities that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. The Company and each of its Subsidiaries is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(n)       To the extent that any of the Company or any of its Subsidiaries has applied for, received and used aid granted by a Government Authority, in whatever form, in the nature of Tax incentives or benefits that are not generally available to all similarly situated taxpayers without specific application or approval, such aid was availed of only in accordance with applicable Laws and in compliance with all regulatory orders, conditions and impositions. No such aid will have to be unwound, repaid or discontinued as a result of the consummation of the transactions contemplated by this Agreement or, to the Company’s knowledge, any other existing circumstance.

(o)       Any and all transactions between or among the Company or any of its Subsidiaries, on the one hand, and any other Persons directly or indirectly related to the Company or any of its Subsidiaries, on the other hand, have at all times occurred on arm’s-length terms, as if between and among unrelated parties. To the extent required, the Company and its Subsidiaries have properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax Law.

(p)       Neither the Company nor any of its Subsidiaries has been subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q)       Neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(r)       Neither the Company nor any of its Subsidiaries has, in the past ten (10) years, acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the federal income Tax basis for the acquired assets (other than cash) is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person. Schedule 3.10(r) sets forth a list of (i) any Person that has ever merged with or into the Company or any of its Subsidiaries, (ii) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by the Company or any of its Subsidiaries, and (iii) any Person all or substantially all of whose assets have ever been acquired by the Company or any of its Subsidiaries.

(s)       Neither the Company nor any of its Subsidiaries has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement under which the Company or any of its Subsidiaries may be held liable to another Person in respect of Taxes payable by such Person (including any agreement by which the Company or any its Subsidiaries has agreed to allocate Tax Liabilities computed on a consolidated, combined, unitary or similar basis among entities, or agreed to indemnify any other Person against Tax Liabilities). None of the Company or any of its Subsidiaries is party to any agreement or arrangement requiring it to (i) indemnify or otherwise reimburse any other Person against Losses attributable to imposition of Taxes (other than agreements entered into in the ordinary course of business with Persons other than employees or service providers, a significant purpose of which was not the allocation or payment of Tax Liability and in which such provisions regarding Taxes are normally included such agreements or arrangements) or (ii) allocate Tax attributes or otherwise take a specified reporting position in any Tax Return of the Company or any of its Subsidiaries, if, in each case, such agreement would continue in effect or impose any obligation on the Company or any of its Subsidiaries after the Closing Date.

(t)       Except as set forth on Schedule 3.10(t), and other than a group of which the Company is presently the common parent corporation, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period, in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be required to be computed on a consolidated, combined, unitary or similar basis, or (ii) may be held liable for payment of Taxes owed by any other Person, including Tax payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

(u)       Neither the Company nor any of its Subsidiaries (i) is, or has been since January 1, 2016, a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for federal income Tax purposes and (ii) owns, or has owned since January 1, 2016, any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(v)       Neither the Company nor any of its Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4. To the Company’s knowledge, no Tax Return filed by or on behalf of the Company or any of its Subsidiaries (i) has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) or (ii) has been filed by or on behalf of the Company or any of its Subsidiaries with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

3.11       Property.

(a)       Neither the Company nor any of its Subsidiaries owns, or has, at any time since September 1, 2007 (with respect to the Company) or the date of acquisition by the Company (with respect to any Subsidiary), owned, any real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company and its Subsidiaries or to which the Company or its Subsidiaries may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered or made available to Parent. Except as otherwise disclosed on Schedule 3.11(a), to the Company’s knowledge, no Person, other than the owner of such real property and the Company or its Subsidiaries, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company (or one or more of its Subsidiaries) and the other party or parties thereto in accordance with their respective terms.

(b)       Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property of the Company and its Subsidiaries valued in excess of Ten Thousand Dollars ($10,000), including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders or Affiliates of the Company or its Subsidiaries. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to Parent. All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All material personal property used by the Company or its Subsidiaries is either owned by the Company or its Subsidiaries or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company or one or more of its Subsidiaries, as applicable, and the other party or parties thereto in accordance with their respective terms, assuming such party’s due authorization, execution and delivery thereof.

(c)       The Company and each of its Subsidiaries has good and marketable title to the Company’s and its Subsidiaries’ respective assets, free and clear of any and all Encumbrances and defects in title. The Company’s and its Subsidiaries’ respective assets, taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted and the Company reasonably believes that such assets, taken together, will be adequate and sufficient for operating its business after the Closing as presently proposed by the Company to be conducted. To the Company’s knowledge, there are no facts or conditions affecting the Company’s or its Subsidiaries’ respective assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.12       Claims and Litigation. Schedule 3.12 describes all pending Proceedings that have been commenced by or against the Company or any of its Subsidiaries and the status thereof. Except as set forth on Schedule 3.12, there is no Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets before any court, agency, authority or arbitration tribunal. To the Company’s knowledge, there are no facts in existence as of the date hereof that could reasonably be expected to result in any such Proceeding. Except as set forth on Schedule 3.12, neither the Company nor any of its Subsidiaries has received in the past five (5) years any opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability or disadvantage which may be material to the business of the Company or any of its Subsidiaries as previously or presently conducted or as presently proposed by the Company to be conducted. None of the Company, its Subsidiaries or any of their respective officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal.

3.13       Compliance with Laws.

(a)       The Company and each of its Subsidiaries has complied, in all material respects, at all times, and each is currently in compliance in all material respects with all Laws, including but not limited to the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended and implemented under the International Emerging Economic Powers Act or otherwise, and the Laws under the administration of the Office of Foreign Asset Control, and is currently in compliance in all material respects with applicable privacy Laws and each act’s respective regulations. The Company and each of its Subsidiaries has all material licenses, permits, approvals, qualifications or the like, from any Government, Government Authority or Person necessary for the conduct of its business as conducted and as presently proposed by the Company to be conducted at any time within the twelve-month period following the date hereof, all such items are in full force and effect, and the Company and each of its Subsidiaries is and has at all times been in material compliance with the terms thereof. To the Company’s knowledge, there are no facts or circumstances in existence that could reasonably be expected to prevent the Company from renewing each such license and permit. Neither the Company nor any of its Subsidiaries has received any written notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.13, and, to the Company’s knowledge, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.13.

(b)       Neither the Company nor any of its Subsidiaries (nor any director, officer, principal, assignee, partner, agent, or employee of the Company or any of its Subsidiaries nor any other Person, acting on behalf of the Company or any of its Subsidiaries) has, directly or indirectly: (i) used any of the Company’s or any of its Subsidiaries’ funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s or any of its Subsidiaries’ funds; (iii) violated (or taken any action to promote or conceal any violation of) any provision of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law; (iv) established or maintained any unlawful fund of the Company’s or any of its Subsidiaries’ monies or other assets; (v) made any false or fictitious entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any bribe, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any noncompliance with the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law.

(c)       The Company and each of its Subsidiaries is in compliance with all United States import and export Laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599). The Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of U.S. export laws and regulations, and other export laws of the countries where it conducts business. Without limiting the foregoing: (i) the Company and its Subsidiaries have obtained all export licenses and other approvals required for its exports of products, software and technologies from the U.S., (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals, (iii) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals, and (iv) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any material future claims.

(d)       No termination of any facility or personnel security clearance of the Company or any of its Subsidiaries has occurred or has been threatened in writing. The Company, each of its Subsidiaries and each of their respective officers, directors or employees who hold or have held security clearances are and have been in compliance in all material respects, or with respect to former officers, directors or employees, complied in all material respects until the time that such Persons were no longer officers, directors or employees of the Company or any of its Subsidiaries, with all applicable obligations (including registration, certification and training) in respect of such security clearances, including applicable requirements of NISPOM. None of the Company or any of its Subsidiaries has been subject to any security audit or inspection by the U.S. Government for which it has received less than a satisfactory rating. Each of the Company and its Subsidiaries has conducted its operations in material compliance with all national security obligations, including those specified in the NISPOM or any other requirements to adequately safeguard classified information that are required by the facility security clearances of the Company and its Subsidiaries or the individual security clearances of the officers, directors or employees of the Company and its Subsidiaries. The Company has established internal controls, policies and procedures intended to provide reasonable assurance regarding compliance with NISPOM.

3.14       Government Contracts and Bids.

(a)       Schedule 3.14(a) lists, with respect to the Company and each of its Subsidiaries, all: (i) Government Contracts, the period of performance of which has not yet expired or terminated or is subject to audit in accordance with its terms or for which final payment has not yet been received (the “Current Government Contracts”); and (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company or its Subsidiaries for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or any of its Subsidiaries may yet be made (the “Government Contract Bids”). With respect to each Current Government Contract, Schedule 3.14(a) accurately lists (A) the contract number, (B) the award date and (C) the contract end date. Attached to Schedule 3.14(a) is the “contract data sheet” for each Current Government Contract listed on such Schedule 3.14(a). With respect to each such Government Contract Bid, Schedule 3.14(a) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated value based on the proposal, if any. The Company has delivered to Parent true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto. All of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest Proceedings, and to the Company’s knowledge, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest Proceedings, and, to the Company’s knowledge, no Person has notified the Company or any of its Subsidiaries in writing that any Government Authority, prime contractor or higher-tier subcontractor under a Government Contract intends to seek (at any time within six (6) months following the Closing) the Company’s or any of its Subsidiaries’ agreement to lower rates under any of the Government Contracts or Government Contract Bids, including any task order under any Government Contract Bids.

(b)       The Company and each of its Subsidiaries has complied in all material respects with the terms and conditions of each Government Contract and Government Contract Bid to which it is a party, and has performed, in all material respects, all obligations required to be performed by it thereunder. The Company and each of its Subsidiaries has complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Truth in Negotiations Act, any Federal Acquisition Regulation (“FAR”), any applicable agency-specific FAR supplement or acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids. The representations, certifications and warranties made by the Company and each of its Subsidiaries with respect to the Government Contracts or Government Contract Bids were accurate in all material respects, as of their effective dates, and the Company and each of its Subsidiaries has complied in all material respects with all such certifications. Neither the Company nor any of its Subsidiaries has received a substantially adverse or negative government past performance evaluation or rating in writing that could reasonably be expected to adversely affect in any material respect the evaluation by the Government Authority or other potential customer of the Company’s or any of its Subsidiaries’ bids or proposals for future Government Contracts.

(c)       Except as set forth on Schedule 3.14(c), with respect to the Current Government Contracts, no Government Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company or any of its Subsidiaries in writing or, to the Company’s knowledge, orally of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, including the Procurement Integrity Act, the Service Contract Act, the Trade Agreements Act and the Buy American Act.

(d)       Except as set forth on Schedule 3.14(d), none of the Current Government Contracts or Government Contract Bids are premised upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Government Authority, prime contractor or higher-tier subcontractor under a Current Government Contract rely upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s or any of its Subsidiaries’ quotations, bids or proposals, or in making award of any Current Government Contract to the Company or any of its Subsidiaries. Each representation and/or certification made by the Company or any of its Subsidiaries that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts and Government Contract Bids was current and accurate as of its effective date. Except as set forth in Schedule 3.14(d), neither the Company nor any of its Subsidiaries has been required to recertify its small business status, small disadvantaged business status, protégé status or other preferential status in connection with the submission or any proposal for, or award of, any Contract or task order, delivery order, purchase order or subcontract issued related to any small-business set-aside Contract. Schedule 3.14(d) identifies the set-aside basis and the applicable NAICS codes that apply to the work being provided and shows by period the number of employees and the number of consultants (with a note stating how many of those consultants are former Company Employees).

(e)       Schedule 3.14(e) lists the Company’s and its Subsidiaries’ current project charge codes, and with respect to each such charge code, Schedule 3.14(e) accurately lists: (i) the customer’s contract number corresponding to the charge code; (ii) the customer’s order number; (iii) the Company’s or its Subsidiary’s internal project charge code number; (iv) the corresponding project name; (v) the end date; (vi) inception to December 31, 2016 funding; (vii) inception to December 31, 2016 revenue received; and (viii) payments due as of thirty (30) days or less prior to the date of this Agreement for work previously performed and billed. Schedule 3.14(e) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(f)       Except as set forth on Schedule 3.14(f), neither the Company nor any of its Subsidiaries has taken any action or is party to any litigation that, to the Company’s knowledge, could reasonably be expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing or actual or alleged violations of price reduction clauses or provisions. Except as set forth on Schedule 3.14(f), neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including to claims based on actual or alleged defective pricing. Except as set forth on Schedule 3.14(f), neither the Company nor any of its Subsidiaries has, at any time during the five (5) year period preceding the date hereof, conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including to claims based on actual or alleged defective pricing.

(g)       Except as described in Schedule 3.14(g), and solely within the five (5) year period preceding the date hereof: (i) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; (ii) no termination for default, cure notice or show cause notice has been issued or, to the Company’s knowledge, threatened and remains unresolved with respect to any Government Contract or Government Contract Bid, and, to the Company’s knowledge, no event, condition or omission has occurred or exists that could reasonably be expected to constitute grounds for such action; (iii) no past performance evaluation received by the Company or any of its Subsidiaries with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (iv) there has not been any material withholding or setoff; (v) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date; and (vi) none of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default under any Current Government Contract or cause a termination of any Current Government Contract due to loss of preferential status. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(h)       Except as described in Schedule 3.14(h), and solely within the five (5) year period preceding the date hereof: neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice of any outstanding claims or Contract disputes to which the Company or any of its Subsidiaries is a party (i) relating to the Government Contracts or Government Contract Bids and involving a Government Authority or any prime contractor, higher-tier subcontractor, vendor or other third party or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(i)       Except as described in Schedule 3.14(i), and solely within the five (5) year period preceding the date hereof: none of the Company, any of its Subsidiaries, the Affiliates of the Company or any of its Subsidiaries, the Stockholders or their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company, any of its Subsidiaries or an Affiliate of the Company or any of its Subsidiaries has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. No debarment, suspension or exclusion Proceeding has been initiated against the Company, any of its Subsidiaries, any Affiliate of the Company or any of its Subsidiaries, any of the Stockholders or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company, any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries. To the Company’s knowledge, no circumstances exist as of the date hereof that could reasonably be expected to result in the institution of suspension or debarment Proceedings against the Company, any of its Subsidiaries, any Affiliate of the Company or any of its Subsidiaries, any of the Stockholders or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company, any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries.

(j)       Except as described in Schedule 3.14(j), and solely within the five (5) year period preceding the date hereof: no negative determination of responsibility has been issued in writing against the Company or any of its Subsidiaries with respect to any quotation, bid or proposal for a Government Contract.

(k)       Except for any audit, inspection, investigation or examination of a Government Contract or Government Contract Bid in the ordinary course of business and not with respect to any questioned costs or cost disallowance, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid, and solely as it relates to the five (5) year period preceding the date hereof, (i) neither the Company nor any of its Subsidiaries has undergone, nor is it currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, (ii) neither the Company nor any of its Subsidiaries has received written notice of, and neither the Company nor any of its Subsidiaries has undergone, any investigation or review relating to any Government Contract, (iii) no such audit, review, inspection, investigation, survey or examination of records is pending or, to the Company’s knowledge, threatened, (iv) neither the Company nor any of its Subsidiaries has received any official notice in writing that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney) and (v) neither the Company nor any of its Subsidiaries has received any written notice that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that could reasonably be expected to adversely affect in any material respect the Company or any of its Subsidiaries.

(l)       Except as described in Schedule 3.14(l), and solely within the five (5) year period preceding the date hereof: neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit in connection with which the Company or any of its Subsidiaries has used any legal counsel, auditor, accountant or investigator. Neither the Company nor any of its Subsidiaries has made any disclosure to any Government Authority or other customer or any prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a Contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation.

(m)       Except as described in Schedule 3.14(m), neither the Company nor any of its Subsidiaries performs any activities under Current Government Contracts, or has any other relationships with any other Person, that qualify as or could result in (based solely on the activities of the Company and its Subsidiaries, and not by reference to the activities of any other Person, including Parent and its subsidiaries) an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, or Section 207 of the Weapon Systems Reform Act of 2009.

(n)       Except as described in Schedule 3.14(n), and solely within the five (5) year period preceding the date hereof: neither the Company nor any of its Subsidiaries nor any Affiliate of the Company or its Subsidiaries has engaged in or been charged with, or received or been advised in writing or, to the Company’s knowledge, orally of any charge, investigation, claim or assertion of, nor has the Company, any of its Subsidiaries or any Affiliate of the Company or its Subsidiaries, or any of their respective trustees, directors, officers or employees in their capacities as such, been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative Proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(o)       Neither the Company nor any of its Subsidiaries is participating in any pending claim, and, to the Company’s knowledge, there is no potential claim, under the Contract Disputes Act against or by the U.S. Government; nor is there any claim against or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

(p)       All Indirect Cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements.

(q)       The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable national security obligations, including those specified in the NISPOM, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(r)       To the Company’s knowledge, no Government Contract has incurred or currently projects losses, nor will any Government Contract Bid or other bid, offer or proposal, if accepted or entered into, obligate the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or currently project, losses. Except as set forth on Schedule 3.14(r), to the Company’s knowledge, no Government Contract has incurred or currently projects costs in excess of the total ceiling price, cost ceiling or funding ceiling of such Government Contract as amended (each, an “overrun”), nor is any Government Contract Bid or other bid, offer or proposal, if accepted or entered into, currently projected to obligate the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that could reasonably be expected to incur such an overrun. No payment has been made by the Company or any of its Subsidiaries or by a Person acting on the Company’s or any of its Subsidiaries’ behalf to any Person (other than to any bona fide employee or agent of the Company or any of its Subsidiaries, as defined in subpart 3.4 of the Federal Acquisition Regulation), that is or was contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement Law or regulation or any other Laws. Neither the Company nor any of its Subsidiaries is subject to any “forward pricing” agreements or regulations.

(s)       Except as set forth on Schedule 3.14(s), neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(t)       Except as set forth on Schedule 3.14(t), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of the U.S. Government.

(u)       No written claims, or claims threatened in writing, exist against the Company or any of its Subsidiaries with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company or any of its Subsidiaries; and no such claims have been made against the Company or any of its Subsidiaries at any time during the five (5) year period preceding the date hereof. No amendment has been made in writing to any written warranty or guarantee contained in any Government Contract that could reasonably be expected to result in an adverse effect on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(v)       Except to the extent prohibited by applicable Law, Schedule 3.14(v) sets forth all facility security clearances held by the Company and its Subsidiaries.

(w)       Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of the employees, officers or agents of the Company or any of its Subsidiaries, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(x)       All Direct Costs incurred by the Company or its Subsidiaries pursuant to any existing subcontract agreements under any Government Contract shall be allowable in accordance with the applicable FAR or agency supplement thereto and allocable in accordance with the Cost Accounting Standards. No Direct Costs and/or Indirect Costs charged to any Government Authority under a Government Contract have been or shall be disallowed covering any period of time prior to the Closing Date. All Company costs (both Direct Costs and/or Indirect Costs) that have been, prior to the Closing, charged to a Government Authority under any Government Contract shall be allowable in accordance with the applicable FAR or agency supplement thereto and allocable in accordance with the Cost Accounting Standards (except for costs properly charged to a reserve account appearing on the Balance Sheet).

(y)       The Company and each of its Subsidiaries is in compliance, in all material respects, with the Federal Acquisition Regulation ethical rules and suspension/debarment regulations (the “FAR Ethics Rules”). The Company and each of its Subsidiaries has undertaken the appropriate level of review or investigation to determine whether the Company or any of its Subsidiaries is required to make any disclosures to any Government Authority under the FAR Ethics Rules. To the Company’s knowledge, neither the Company nor any Subsidiary has taken any action or failed to take any action that could reasonably be expected to constitute a violation of the FAR Ethics Rules.

(z)       With respect to the multiple award schedule Government Contracts identified on Schedule 3.14(z), to the Company’s knowledge, the Company and each of its Subsidiaries, solely within the five (5) year period preceding the date hereof: (i) has not at any time charged the U.S. Government a price higher than its commercial customers with respect to each such multiple award schedule Government Contract; (ii) has complied in all respects with the notice and pricing requirements of the Price Reduction clause in each such multiple award schedule Government Contract; and (iii) has complied in all respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Government Contract and, to the Company’s knowledge, there are no facts or circumstances in existence as of the date hereof that could reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s or any of its Subsidiaries’ failure to comply with the Industrial Funding Fee payments.

(aa) Except as set forth on Schedule 3.14(aa), the Company and each of its Subsidiaries, and, to the Company’s knowledge, each of their respective employees, has complied in all material respects with all timekeeping/time recording requirements of the applicable Government Contracts, and to the Company’s knowledge, there are no facts or circumstances in existence as of the date hereof that could reasonably be expected to result in an investigation by the U.S. Government based upon the Company’s or any of its Subsidiaries’ failure to comply with such applicable timekeeping/time recording requirements.

(bb) Solely within the five (5) year period preceding the date hereof, all personnel who performed or are currently performing under any Government Contract either met or meet all express qualification requirements for the labor categories under which they have been charged or are being charged or the Company or a Subsidiary received written waivers from the Government related to such qualification requirements, which waivers are in full force and effect. With respect to any such waiver, Schedule 3.14(bb)(i) sets forth: (1) the Government Contract number; (2) the task order number (if applicable); (3) the individual’s name; (4) the corresponding individual’s labor category; and (5) a copy of the written waiver.  All personnel listed in any Government Contract Bid or other bid, offer or proposal meet all applicable requirements set forth in the applicable solicitation.  Solely within the five (5) year period preceding the date hereof, neither the Company nor any of its Subsidiaries has replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Government Authority and any other party whose consent is required for replacement of personnel. Schedule 3.14(bb)(ii) identifies by Government Contract or Government Contract Bid those personnel identified as personnel who may not be replaced without notice to, or approval of, the applicable Government Authority and any other party whose consent is required for replacement of personnel.

(cc) Except as set forth in Schedule 3.14(cc), neither the Company nor any of its Subsidiaries has any Current Government Contracts that were awarded as Small Business Administration 8(a) contracts, nor has the Company or any of its Subsidiaries ever represented to any Government Authority that it is an 8(a) company (as defined by the Small Business Administration).

(dd) Except as set forth in Schedule 3.14(dd), no government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Products or Services developed, manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries or any Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights other than Third Party Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries) , and no Government Authority, university, college or other educational institution or research center has any claim or right in or to any Products or Services developed, manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries or any Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights other than Third Party Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries). No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any material element of any Products or Services developed, manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries or any Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights other than Third Party Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries), has performed services for a Government Authority, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(ee) All “technical data,” “computer software” and “computer software documentation” (for purposes of this Section 3.14(ee), as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided on the dates set forth in Schedule 3.14(ee)(i). Except as set forth in Schedule 3.14(ee)(ii), all technical data, computer software and computer software documentation was developed at private expense and no Government Authority has obtained by Contract or otherwise, rights in the technical data, computer software and computer software documentation that will affect the commercial value thereof

(ff) The Company and each of its Subsidiaries has all necessary data security, cybersecurity and physical security systems, policies, and procedures in place to meet the requirements contained in each Government Contract. Except as set forth on Schedule 3.14(ff), the Company has not experienced any actual or, to the Company’s knowledge, threatened breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breaches related to any Government Contract known to the Company have been reported to any applicable Government Authority or higher tier contractor as required.

3.15       Contracts.

(a)       Schedule 3.15(a) sets forth an accurate and complete list of each Significant Contract in effect on the date hereof (other than Government Contracts, leases for real or personal property or licenses for Intellectual Property). No Contract has been breached or cancelled by the other party, and the Company has no knowledge of any threatened breach by any other party to any Contract (with or without notice or lapse of time). The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed by them in connection with the Contracts and are not in material default under or in material breach of any Contract, and, to the Company’s knowledge, no event has occurred which with the passage of time or the giving of notice or both could reasonably be expected to (i) result in a material default or material breach thereunder; (ii) give any Person the right to declare a default or exercise any remedy under any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Contract. The Company has not waived any of its material rights under any Contract. To the Company’s knowledge, neither the Company nor any Subsidiary has a present intention of not fully performing any obligation required to be performed by it pursuant to any Contract. Each Contract is legal, valid, binding, enforceable and in full force and effect, and, to the Company’s knowledge, shall continue as such immediately following the consummation of the transactions contemplated hereby. No Contract obligates, nor will any bid, offer or proposal, if accepted or entered into, obligate, the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that could reasonably be expected to result in a material loss to the Company or any of its Subsidiaries upon completion of performance.

(b)       The Company has provided Parent with a true and correct copy of all written Contracts that are required to be disclosed on Schedule 3.14(a) or Schedule 3.15(a), in each case together with all written amendments, waivers, side arrangements (all of which are disclosed on Schedule 3.15(a)). Schedule 3.15(b) contains an accurate and complete description of all material terms of all oral Significant Contracts. No Person is currently renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Contract or any other term or provision of any Contract. Schedule 3.15(b) identifies and provides an accurate and complete description of each proposed Contract involving payments by or to the Company or any of its Subsidiaries that could reasonably be expected to exceed Ten Thousand Dollars ($10,000) per month, as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its Subsidiaries.

3.16       Intellectual Property.

(a)       The Company and its Subsidiaries have sole title to and ownership of, or possess legally enforceable rights to Exploit under valid and subsisting written license agreements, all Company Intellectual Property Rights. Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) are referred to as the “Company Owned Intellectual Property Rights.” The Company and its Subsidiaries are the sole and exclusive owners, with all right, title and interest in and to all, of the Company Owned Intellectual Property Rights, free and clear of any Encumbrances or other rights or claims of others.

(b)       Schedule 3.16(b) lists (i) all applications and registrations relating to the Company Owned Intellectual Property Rights (collectively, “Company Registered Intellectual Property Rights”), including the jurisdictions in which each item of such Company Owned Intellectual Property Rights has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material items of Third Party Intellectual Property Rights, including a listing of all Contracts related thereto to which the Company or any of its Subsidiaries is a party and which also identifies, as applicable, each item of Third Party Intellectual Property Rights incorporated in, embedded in or included with any Product or Service or any product or service currently under development by the Company or any of its Subsidiaries (excluding commercial off-the-shelf software licenses with annual license fees of Two Thousand Five Hundred Dollars ($2,500) or less (“Off-the-Shelf Licenses”)); (iii) any Contract that contains any grant or license by the Company or any of its Subsidiaries to another Person of any right or access relating to or under any Company Intellectual Property Right (including any licenses of Products); (iv) all material unregistered inventions reasonably appropriate for patent applications, material unregistered Trademarks, and material works of authorship included in the Company Owned Intellectual Property Rights; and (v) all Products and material Services. The Company has made available to Parent correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Owned Intellectual Property Rights, each as amended to date. Neither the Company nor or any of its Subsidiaries is a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Schedule 3.16(b) under the terms of this Section 3.16(b). Each registration relating to Company Owned Intellectual Property Rights (excluding the Company Internet Names) was properly registered and is in good standing and enforceable under applicable Laws. Schedule 3.16(b) lists, for each application relating to the Company Owned Intellectual Property Rights (excluding the Company Internet Names), the applicable filing or registration number, the names of all current applicant(s) and registered owner(s), the current status of each application and the next steps required to be taken in connection with such application.

(c)       Except as set forth in Schedule 3.16(c), with respect to each item of Third Party Intellectual Property Rights and the sale, distribution and licensing of the Products or Services, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item that exceed Ten Thousand Dollars ($10,000) individually in any given year or One Hundred Thousand Dollars ($100,000) in the aggregate. All such payments that are due and payable as of the date of execution of this Agreement have been paid or accrued as Liabilities on the Estimated Closing Balance Sheet. All agreements, licenses and sublicenses relating to Third Party Intellectual Property Rights are legal, valid, binding, enforceable and shall continue as such immediately following the consummation of the transactions contemplated hereby (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, (ii) without payment of any additional amounts or consideration which the Company or any of its Subsidiaries would otherwise be required to pay as a result of the consummation of the transactions contemplated hereby, and (iii) without obtaining the consent or permission of, or giving notice to, any party to such agreements, licenses and sublicenses. Neither the Company nor any of its Subsidiaries is in breach of or default under, in any material respect, any agreement, license or sublicense relating to Third Party Intellectual Property Rights, and to the Company’s knowledge, no counter party to any agreement, license or sublicense relating to Third Party Intellectual Property Rights is in default under, in any material respect, any such agreement, license or sublicense or has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material default thereunder. Except as set forth on Schedule 3.16(c), to the Company’s knowledge, no Proceeding is pending or is being or has been threatened, and no claim against the Company or any Subsidiary has been made in writing, which challenges the legality, validity, enforceability of any agreement relating to Third Party Intellectual Property Rights.

(d)       To the Company’s knowledge, there are no material defects in the Products or Cloud Services (if any) offered for sale, licensed, distributed or made available by the Company or any Subsidiary. Neither the Products nor the Services contain any disruptive or malicious code that is intended to or, to the Company’s knowledge, could reasonably be expected to impair the performance of or otherwise permit unauthorized access to, hamper, delete or damage the Products or Services or any computer system, software, network or data. The Company and its Subsidiaries have taken reasonable actions to maintain, protect and police the integrity and security of its Products and Services and to protect and police against unauthorized use of, access to, or “hacking” into the Products, Services, software, communications, network or computer systems (whether mobile, desktop or enterprise), customer data files, databases, servers and other equipment utilized by the Company or any of its Subsidiaries in the operation of its businesses.

(e)       The Company and its Subsidiaries have used commercially reasonable efforts to protect and enforce their trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights which by their nature are, or reasonably should be held, confidential, and the Company and its Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No stockholders, current or prior officers, employees, independent contractors or consultants of the Company or any of its Subsidiaries have, to the Company’s knowledge, claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or providing services to or consulting to the Company or any of its Subsidiaries, or otherwise. There has been no material violation of the Company’s or any of its Subsidiaries’ policies or practices related to the protection of trade secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights, nor has there been any authorized disclosure of any such information or security breach that has resulted in any third party Person obtaining access to any such information, and neither the Company nor any of its Subsidiaries has received any written complaint relating to an improper use or disclosure of, or breach in the security of, any such information. Except as set forth in Schedule 3.16(e) and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company or its Subsidiaries, within the course and scope of their employment, who have executed and delivered to the Company or its Subsidiaries agreements (copies of which have been provided to Parent) that maintain the confidentiality of trade secrets and the Company Intellectual Property Rights and assign to the Company or its Subsidiaries all Intellectual Property Rights relating to the business of the Company or its Subsidiaries or arising from the services performed for the Company or its Subsidiaries by such Persons. At no time during the conception or reduction of any of the Company Owned Intellectual Property Rights to practice was any developer, inventor or other contributor to any Company Owned Intellectual Property Rights subject to any employment agreement or invention assignment or nondisclosure agreement with or other obligation to any third party. To the Company’s knowledge, none of the activities of the employees of the Company or any of its Subsidiaries violates any Contract or other arrangement which any such employee has with a former employer. No part of the Products was conceived or developed outside of the United States.

(f)       Except as set forth on Schedule 3.16(f), neither the Company nor any of its Subsidiaries has received any written communications alleging that the Company or any of its Subsidiaries has infringed, violated or misappropriated any Person’s Intellectual Property Rights or has engaged in unfair competition against any Person or that the functionality or capability of any Product is in violation of any Law. The development, manufacturing, marketing, licensing, distribution and sale of the Products, the performance of the Services and the conduct of the business of the Company or any of its Subsidiaries as currently conducted do not infringe, violate or misappropriate, and have not infringed, violated or misappropriated, any Intellectual Property Rights of any Person. The Company and its Subsidiaries have no Liability for any past infringement, violation or misappropriation of any Person’s Intellectual Property Rights. No Proceeding is pending or has been made or, to the Company’s knowledge, has been threatened in writing against the Company or any of its Subsidiaries with regard to any Person’s right in any Company Intellectual Property Rights, including any allegation of infringement, unauthorized use or misappropriation or of any breach or default of any license or other agreement, or challenging the ownership, right to Exploit, license or sublicense, validity or enforceability of any Company Intellectual Property Rights; nor, to the Company’s knowledge, are there any facts or circumstances in existence as of the date hereof that could reasonably be expected to form the basis therefor. To the Company’s knowledge, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being violated or misappropriated by, any other Person. The Company and its Subsidiaries have provided to Parent copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property Rights and any Third Party Intellectual Property Rights licensed by the Company or any of its Subsidiaries (however, with respect to Third Party Intellectual Property Rights licensed by the Company or any of its Subsidiaries, only to the extent the Company or such Subsidiary has been provided such materials or otherwise has such materials in its possession).

(g)       The Company Intellectual Property Rights constitute (1) all of the Intellectual Property Rights that are included in the Products and Services, (2) all of the Intellectual Property Rights that are required by or useful for the Exploitation of the Products and Services in the manner so done currently by the Company or any of its Subsidiaries and (3) all of the Intellectual Property Rights required by the conduct of the business of the Company and any of its Subsidiaries in all material respects in the manner currently conducted.

(h)       Set forth on Schedule 3.16(h) are all Internet Names related to the business of the Company and its Subsidiaries, the Products or the Services (“Company Internet Names”). The Company or its Subsidiary is the sole registrant of all Company Internet Names that are Domain Names, and all registrations of such Domain Names are in good standing and registered until the dates set forth on Schedule 3.16(h). The Company or its Subsidiary is the owner of, or has sufficient rights to display, all content, data, code and other information displayed, used or made available on the website associated with each of the Company Internet Names that are Domain Names (collectively, the “Content”).

(i)       Except as set forth in Schedule 3.16(i), neither Company nor any of its Subsidiaries has (i) transferred, or agreed to transfer or granted a right to transfer, ownership (or joint or partial ownership) of any of the Company Intellectual Property Rights to any Person, (ii) granted or agreed to grant to any Person any exclusive license of or right to use, or authorized the retention by any Person of any exclusive rights to use or joint ownership of, any of the Company Intellectual Property Rights; (iii) permitted any Person to modify, improve or create derivative works of the Products or Services, any of the Company’s or any of its Subsidiaries’ assets or own any Intellectual Property Rights therein; or (iv) permitted any of the material Company Intellectual Property Rights to lapse, expire or enter the public domain. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Company Intellectual Property Rights to any person or to refrain from enforcing any rights.

(j)       Schedule 3.16(j) lists all Open Source Software, if any, incorporated into any Products or Cloud Services (if any) offered for sale, licensed, distributed or made available, by the Company or any of its Subsidiaries, and describes the manner in which such Open Source Software was so incorporated with any Company Intellectual Property Rights owned or purported be owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with the terms and conditions of all licenses for such Open Source Software.

(k)       Except as set forth in Schedule 3.16(k), the execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the other documents contemplated hereby and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby and the fulfillment by the Company and its Subsidiaries of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) cause the Company or any of its Subsidiaries to be in breach, violation or default under any license, sublicense or other agreement relating to Intellectual Property Rights, Products or Services, nor terminate or modify or entitle any other Person to any such license, sublicense or agreement to terminate or modify, such license, sublicense or agreement, (ii) limit in any way the Company’s or any of its Subsidiaries’ ability to conduct its business or Exploit the Company Intellectual Property Rights or any Intellectual Property Rights of others (other than limitations resulting from agreements of Parent or its Subsidiaries), (iii) grant to any third party any new, additional or expanded right to receive or Exploit any Company Intellectual Property Rights, or (iv) result in the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.

3.17       Data.

(a)       The use, license, sublicense and sale by the Company or any of its Subsidiaries of any User Data collected from users at any website operated by the Company or any of its Subsidiaries and any co-branded websites which the Company or any of its Subsidiaries manages have complied, in all material respects, with the applicable published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”). The Company and its Subsidiaries are in compliance, in all material respects, with all Laws, Privacy Policies and contractual obligations binding on the Company and its Subsidiaries that relate to or govern the compilation, storage, use and transfer of User Data. There is no Proceeding pending or, to the Company’s knowledge, threatened in writing by any Person or any Government Authority involving the use, storage, disclosure or transfer of any User Data by the Company or any of its Subsidiaries. No Significant Contract limits or prohibits the transfer of User Data to Parent, the Surviving Corporation or their Affiliates or otherwise limits Parent, the Surviving Corporation or their Affiliates from succeeding to all rights and privileges of Company and its Subsidiaries with respect to such User Data (it being understood that, following such transfer, User Data collected from users at any website operated by the Company or any of its Subsidiaries and any co-branded websites which the Company or any of its Subsidiaries will remain subject to the applicable use limitations set forth in the Privacy Policies).

(b)       No Person has obtained unauthorized access to any data or information (including User Data) stored on the communications, network or computer systems (whether mobile, desktop or enterprise), servers or other equipment owned, leased or operated by the Company or any of its Subsidiaries (including any data (including User Data) contained in any hard copy printouts), nor, to the Company’s knowledge, has there been any other unauthorized acquisition of any data or information of the Company or any of its Subsidiaries (including any data and information contained in any hard copy printouts).

3.18       Environmental and Safety Matters. The Company and each of its Subsidiaries has conducted its business at all times in compliance, in all material respects, with all applicable Environmental Laws. None of the properties currently or, to the Company’s knowledge, formerly owned by the Company or any of its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notices, demand letters or requests for information from any Government Authority or other Person, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, that has not heretofore been resolved with such Government Authority or other Person. There are no civil, criminal or administrative Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or any of its Subsidiaries concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned or operated, or formerly owned or operated, by the Company or any of its Subsidiaries. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any of their properties, are subject to any Liabilities relating to any Proceeding, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation of any Environmental Law by the Company, any of its Subsidiaries or any other Person.

3.19       Insurance. Schedule 3.19 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company or any of its Subsidiaries and any active claims made thereunder. The Company has provided copies to Parent of all such insurance policies. All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies, and neither the Company nor any of its Subsidiaries has ever been denied insurance coverage. The Company and each of its Subsidiaries are current in all of its premiums for its insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as disclosed on Schedule 3.19, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

3.20       Related Party Transactions. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries has, since December 31, 2012, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or any of its Subsidiaries or to or for any of the Company’s stockholders or holders of Company Options. No officer or director of the Company or any of its Subsidiaries has received since December 31, 2012, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the Company Intellectual Property Rights or any other assets or property owned or used by the Company or any of its Subsidiaries, in any Contracts to which the Company or any of its Subsidiaries is a party, or in any other Person with which the Company any of its Subsidiaries is or has been party to a Contract. Except as set forth on Schedule 3.20, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company or any of its Subsidiaries, on the one hand, or any Related Parties, on the other hand, and all such Liabilities have been, or will be prior to Closing, repaid in full. Any such arrangement with a Related Party is referred to herein as a “Related Party Arrangement”. The terms and conditions of any such Related Party Arrangement are no less favorable to the Company or any of its Subsidiaries than could have been obtained from an unrelated third party, and such Related Party Arrangement was negotiated and entered into on an arm’s-length, commercially reasonable basis. Since December 31, 2015, there has been no change in any Related Party Arrangement. Except as disclosed on Schedule 3.20, no Significant Stockholder nor any other Related Party conducts any of the Company’s or any of its Subsidiaries’ business, directly or indirectly, other than indirectly through the Significant Stockholders’ collective ownership of the Company.

3.21       Customers and Suppliers.

(a)       Schedule 3.21(a) identifies the top ten (10) customers (based on current fiscal year revenues) of the Company and its Subsidiaries taken as a whole (“Significant Customers”). The relationship of the Company and its Subsidiaries with each of the Significant Customers is a good working relationship, and since the fiscal year ended December 31, 2015, there has not been any material adverse change in the business relationship of the Company with any of its Significant Customers. Except for the expiration of Contracts in the ordinary course of business, no Significant Customer has terminated or threatened in writing to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase of goods or services from the Company or its Subsidiaries, or threatened in writing to do so, and the Company has not received any written or, to the Company’s knowledge, oral communication that indicates any Significant Customer intends to do so at any time within the six-months following the date hereof.

(b)       Schedule 3.21(b) identifies the top ten (10) suppliers of goods and services (other than subcontractors of the Company and its Subsidiaries taken as a whole under any Government Contract) of the Company and its Subsidiaries (“Significant Suppliers”), based on aggregate purchases by the Company and its Subsidiaries taken as a whole for the last completed fiscal year, and sets forth the aggregate amount that the Company or its Subsidiaries paid to each supplier during such period. No Significant Supplier has terminated, or threatened in writing or, to the Company’s knowledge, orally, to terminate, its relationship with the Company or any of its Subsidiaries or has during the last twelve (12) months materially decreased or limited, or otherwise changed in writing the terms and conditions for, the supply of its goods or services to the Company or any of its Subsidiaries, or threatened in writing to do any of the foregoing. Except as set forth on Schedule 3.21(b), no supplier for the Company or any of its Subsidiaries is a sole source of supply of any good or service to the Company or such Subsidiary.

3.22       Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintain an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries as of the date of this Agreement.

3.23       Brokers. Except as set forth on Schedule 3.23, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, Merger Sub, the Company or any of its Subsidiaries or the Significant Stockholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by the Company or any of its Subsidiaries.

3.24       Disclosure. To the Company’s knowledge, no representation or warranty of the Company contained in this Agreement, as modified by the Company Disclosure Schedules, contains any untrue statement of a material fact or omits to state any material fact necessary to make that representation or warranty, as modified by the Company Disclosure Schedules, not materially misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Significant StockholderS

As a material inducement to Parent and Merger Sub to enter into this Agreement, and to consummate the transactions contemplated hereby, each Significant Stockholder represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing, solely with respect to such Significant Stockholder, as follows:

4.1       Authority for Agreement. The Significant Stockholder has full power, authority and legal right to enter into and perform his, her or its respective obligations under this Agreement and each other document contemplated hereby to which the Significant Stockholder is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Significant Stockholder is a party have been or will be duly executed and delivered by the Significant Stockholder, as applicable, and are, assuming due authorization, execution and delivery by the other parties thereto, legal, valid and binding obligations of the Significant Stockholder, enforceable against the Significant Stockholder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and general principles of equity.

4.2       No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by the Significant Stockholder of this Agreement and the other documents contemplated hereby and the consummation by the Significant Stockholder of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, any Contract to which the Significant Stockholder is a party or by which the Significant Stockholder or the Significant Stockholder’s assets are bound or (ii) violate any Law or other legal requirement of any Government Authority applicable to the Significant Stockholder; (b) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Company Common Stock or any of the properties or assets of the Company. Other than as set forth on Schedule 4.2, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Significant Stockholder of this Agreement and the other documents contemplated hereby nor the consummation by the Significant Stockholder of the transactions contemplated hereby or thereby. The Significant Stockholder has given all notices, made all filings and obtained all consents with respect to the Significant Stockholder set forth on Schedule 4.2 or will have done so prior to Closing.

4.3       Claims and Litigation. There is no Proceeding pending or threatened in writing against the Significant Stockholder or his, her or its assets before any court, agency, authority or arbitration tribunal that will adversely affect consummation of the Merger or any of the transactions contemplated by this Agreement. To the actual knowledge of the Significant Stockholder, there are no facts in existence as of the date hereof that could reasonably be expected to result in any such Proceeding.

4.4       Brokers. Except as set forth on Schedule 4.4, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, Merger Sub, the Company or any of its Subsidiaries for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by the Significant Stockholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in any Parent SEC Reports and the disclosure schedules delivered by Parent to the Company pursuant hereto, each of Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

5.1       Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on Parent or Merger Sub, as applicable. Each of Parent and Merger Sub has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

5.2       Authority for Agreement. Each of Parent and Merger Sub has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is or will be a party and to consummate the transactions contemplated hereby and thereby. The boards of directors of each of Parent and Merger Sub has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is a party is the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights in general.

5.3       No Violation to Result. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (A) any of the terms of the certificate of incorporation or bylaws of Parent or the certificate of incorporation of Merger Sub or any resolution adopted by the boards of directors of Parent or Merger Sub or stockholders of Parent or Merger Sub, or (B) any Contract or encumbrance to which Parent or Merger Sub is a party or by which it is bound; or (C) any Law or other legal requirement of any Government Authority applicable to Parent or Merger Sub; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of Parent or Merger Sub. Other than as set forth on Schedule 5.3 and other than (1) the filing with the FTC and the U.S. Department of Justice under the HSR Act and any antitrust notification filings in any other country and (2) the filing of a joint voluntary notice with CFIUS under FINSA and written confirmation by CFIUS of the successful completion of the CFIUS review process, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement and the other documents contemplated hereby nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

5.4       Interim Operations of Merger Sub. Merger Sub is wholly-owned by Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.5       Brokers. Except as set forth on Schedule 5.5, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, Merger Sub, the Company or any of its Subsidiaries or the Significant Stockholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by Parent or Merger Sub.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1       Access to Properties and Records. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article X or the Effective Time (such period, the “Pre-Closing Period”), the Seller Parties shall, and shall cause its Subsidiaries and each of their Representatives to, afford to Parent and its Representatives reasonable access during the Company’s normal business hours to all of the assets, properties, books, records and Representatives of the Company and its Subsidiaries in order to afford Parent and its Representatives with the full opportunity to review, examine and investigate of the affairs of the Company and its Subsidiaries, and Parent and its Representatives shall be permitted to (a) make inquiries of Persons having business relationships with the Company and its Subsidiaries (including suppliers, licensors and customers), and the Company shall ensure that each of its Subsidiaries and its Representatives facilitate (and cooperate fully with Parent in connection with) such inquiries, and (b) make extracts from, or take copies of, such books, records (including the stock records and minute books) or other documentation as may be reasonably necessary. Notwithstanding the foregoing, neither Parent nor its Representatives shall contact any employee or customer of the Company or any of its Subsidiaries without the prior written consent of an executive officer of the Company. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, furnish or cause to be furnished to Parent such reasonable financial and operating data and other information about the Company and its Subsidiaries, their respective businesses as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and their respective properties and assets that Parent or its Representatives may reasonably request. No information or knowledge obtained by Parent, its Representatives or any Indemnified Parties in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of any Seller Party contained herein (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made with Parent pursuant hereto), the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or the indemnification obligations of any Person hereunder. During the Pre-Closing Period, Parent shall cause members of its management team with responsibility for obtaining financing for the Transaction to communicate with members of the Company’s management team on a weekly basis.

6.2       Interim Covenants of the Seller Parties. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement, or as required by applicable Law, or otherwise consented to by an instrument in writing signed by Parent or as otherwise set forth in Schedule 6.2, the Seller Parties shall, and shall cause the Company’s Subsidiaries to, (i) keep intact the Company, its Subsidiaries and their respective businesses, as presently conducted, and as presently proposed to be conducted by the Company, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Company’s or any of its Subsidiaries’ businesses as the same is presently being conducted; (ii) use commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and its Subsidiaries; maintain the Company’s and its Subsidiaries’ insurance policies as currently in effect; retain and maintain good relationships with the Company’s and its Subsidiaries’ customers and clients; and maintain the Company’s and its Subsidiaries’ assets and the Facilities in good condition; (iii) perform their obligations under the Contracts and comply with applicable Laws, in each case in all material respects; (iv) use commercially reasonable efforts to maintain the goodwill and reputation associated with the Company and its Subsidiaries; and (v) to the extent requested by Parent, take such action as may be required to terminate any or all of the Company Plans prior to the Closing Date. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement, or as required by applicable Law, or otherwise consented to by an instrument in writing signed by Parent (which consent will not be unreasonably withheld, delayed or conditioned) or as otherwise set forth in Schedule 6.2, no Seller Party shall, and the Company shall cause its Subsidiaries not to, cause, authorize or permit the Company or any of its Subsidiaries to:

(a)       adopt or propose any change to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b)       merge or consolidate the Company or any of its Subsidiaries with any other Person or acquire a material amount of shares of capital stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)       sell, lease or dispose of or make any Contract for the sale, lease or disposition of, or make subject to a security interest or any other Encumbrance, any of the Company’s or any of its Subsidiaries’ properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;

(d)       (i) grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company or any of its Subsidiaries, except for increases in salary, wages or the accrual for payment of bonuses payable to employees in the ordinary course of business consistent with past practices, (ii) enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Company Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement, (iii) hire, employ or engage (or agree or commit to hire, employ or engage) any new employees or consultants (other than with respect to any existing position that is or has become vacant), or (iv) terminate the employment of any existing employees of the Company or any of its Subsidiaries;

(e)       incur any indebtedness or borrowings (other than additional borrowings under Company’s current credit facility, which will be repaid in full at the Closing), whether or not in the ordinary course of its business, or issue any notes or commercial paper;

(f)       enter into any leases of real property;

(g)       enter into any leases of equipment and machinery, except in the ordinary course of business consistent with past practices;

(h)       enter into any Significant Contract, except in the ordinary course of business consistent with past practices, or any Contract in which any Affiliate of the Company or any stockholder of the Company has any direct or beneficial interest;

(i)       except in the ordinary course of business consistent with past practices, amend or prematurely terminate, or waive any material right or remedy under, any Contract;

(j)       write off as uncollectible, discount or establish any extraordinary reserve with respect to, or accelerate the collection of, any account receivable or other receivable or defer or postpone the payment in full or any accounts payable;

(k)       authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company or any of its Subsidiaries;

(l)       redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or debt securities of the Company or any of its Subsidiaries or any option, warrant or other right to purchase or acquire any such shares or securities, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, capital stock or other property) with respect to such capital stock or securities, other than a distribution of cash immediately prior to the Closing;

(m)       create, incur or assume any Liability, except in the ordinary course of business consistent with past practices, or postpone or defer the creation, incurrence, or assumption of any Liability that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n)       change any of its methods of accounting or accounting practices in any respect other than as required by GAAP or as a result of a change in Law;

(o)       commence or settle any Proceeding;

(p)       make, amend or revoke any election with respect to Taxes, amend any Tax Return, or settle or compromise any Tax Liability, change any accounting method relating to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes that would have any effect on the Tax Liabilities of the Company or any of its Subsidiaries for any taxable period;

(q)       take any action, fail to take any action or enter into any agreement or understanding that causes any Seller Party to be in breach of any of the representations or warranties made in this Agreement or fail to maintain any material Company Registered Intellectual Property Rights;

(r)       take or omit to take any action that has or could reasonably be expected to have the effect of materially accelerating sales to customers or revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(s)       (i) sell, license or otherwise distribute any Company Intellectual Property Rights to any Person (or enter into any Contract for the sale or license of any Company Intellectual Property Rights to any Person), other than non-exclusive licenses granted to customers in the ordinary course of business and in accordance with the Company’s and its Subsidiaries’ standard forms of customer agreement, pursuant to which the Company Intellectual Property Rights are licensed or sold by the Company or any of its Subsidiaries to any third party Person (copies of which have been made available to Parent), (ii) purchase or license any Intellectual Property Rights from any Person (or enter into any Contract for the purchase or license of Intellectual Property Rights from any Person) other than Off-the-Shelf Licenses, or (iii) enter into a Contract with respect to the development of any Intellectual Property Rights with any Person; or

(t)       agree or commit in writing to do any of the foregoing.

6.3       Publicity and Disclosure; Confidentiality.

(a)       Parent shall determine the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. Parent shall use reasonable effort to provide the Company with the opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved by Parent in writing. Notwithstanding the foregoing, nothing contained herein shall prohibit Parent or Merger Sub from making any disclosure that Parent or Merger Sub in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules.

(b)       The Company, the Stockholders’ Representative and each Significant Stockholder hereby agrees that he, she or it shall hold, and shall use his, her or its best efforts to cause his, her or its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Parent Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known without violation of Law or any confidentiality obligation by the Person receiving such Parent Confidential Information or (iii) in the public domain through no fault of the receiving Person. In the event that the transactions contemplated hereby are not consummated, the Company, the Stockholders’ Representative and each of the Significant Stockholders shall, and shall cause their respective Representatives and the Company shall cause its Subsidiaries to, promptly deliver to Parent all copies of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

6.4       No Solicitation.

(a)       No Seller Party shall (and shall cause its respective Representatives not to, and the Company shall cause its Subsidiaries not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (other than, in the case of licenses or leases, non-exclusive licenses or leases to end users on customary terms in the ordinary course of business consistent with past practices (“Non-Exclusive Licenses”)) (a) all or a substantial portion of the Company’s or any of its Subsidiaries’ businesses or assets (including the Company Intellectual Property Rights), or (b) the Company’s or any of its Subsidiaries’ capital stock or other securities, in each case, whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license (other than Non-Exclusive Licenses) or otherwise (any of the foregoing, a “Competing Transaction”). Each Seller Party shall (and shall cause its respective Representatives to, and the Company shall cause its Subsidiaries to) immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Competing Transaction, and shall promptly provide Parent with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by any Seller Party or any of their respective Representatives from any Person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal. Each Seller Party represents and warrants to Parent that (i) this Section 6.4 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or the Company’s officers, employees, stockholders or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred or is continuing.

(b)       Each of the Seller Parties acknowledges and agrees that each is aware, and that the Subsidiaries of the Company are aware, (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent or Merger Sub, will be advised) of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a public company. The Stockholders’ Representative and each of the Seller Parties hereby agrees that, while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.5       Notification of Certain Matters.

(a)       The Seller Parties shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of the Seller Parties contained herein to be untrue or inaccurate in any respect at or prior to the Closing and (b) any failure of any Seller Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller Party hereunder. The delivery of any notice pursuant to this Section 6.5(a) shall not be deemed to (i) modify or supplement any of the schedules hereto, (ii) modify the representations or warranties hereunder of any Seller Party, (iii) modify the conditions set forth in Article VII or (iv) limit or otherwise affect the remedies available hereunder to Parent or Merger Sub.

(b)       Parent shall give prompt notice to the Stockholders’ Representative of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of Parent or Merger Sub contained herein to be untrue or inaccurate in any respect at or prior to the Closing and (b) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Parent or Merger Sub hereunder. The delivery of any notice pursuant to this Section 6.5(b) shall not be deemed to (i) modify or supplement any of the schedules hereto, (ii) modify the representations or warranties hereunder of Parent or Merger Sub, (iii) modify the conditions set forth in Article VIII or (iv) limit or otherwise affect the remedies available hereunder to the Seller Parties.

6.6       Tax Matters.

(a)       Post-Closing Tax Returns; Reimbursement of Taxes; Tax Refunds.

(i)       Parent shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company and its Subsidiaries after the Closing Date for a taxable period beginning before the Closing Date (each a “Parent Prepared Return”). To the extent any Tax shown as due on any Parent Prepared Return is payable by the Significant Stockholders (taking into account the inclusion of the Liability therefore in computing the Closing Adjustment and the indemnification obligations of the Significant Stockholders hereunder), (A) each such Parent Prepared Return shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries, unless otherwise required by applicable Tax Law or the change from prior practice would neither increase the amount of Tax payable by the Company or its Subsidiaries for which the Significant Stockholders are obligated to indemnify the Indemnified Parties pursuant to Section 9.1(e), (B) each such Parent Prepared Return shall be provided to the Stockholders’ Representative for review at least fifteen (15) days before the due date for filing such Parent Prepared Return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing), and (C) the Stockholders’ Representative shall have the right to review and comment on each such Parent Prepared Return before filing. Parent shall make such revisions to the Parent Prepared Returns as are reasonably requested by the Stockholders’ Representative. For purposes of the foregoing, a change in Tax Return reporting position shall be considered unreasonably requested by Stockholder unless (w) there is substantial authority for the Stockholders’ Representative’s requested position within the meaning of Section 6662 of the Code, (x) no reserve for Tax Liability would be required to be established pursuant to GAAP in the financial statements relating to Parent, Merger Sub or the Company or its Subsidiaries as a result of potential Tax Liability that is not shown as due on such Tax Return, (y) such reporting position will not be binding on Parent, Merger Sub or the Company or its Subsidiaries in the preparation of Tax Returns for any taxable period ending after the Closing Date, and (z) adequate security (determined within the sole reasonable discretion of Parent) is available or provided to Parent to secure the indemnification obligations of the Significant Stockholders under Section 9.1 for Damages that could result from the failure to sustain such Tax Return reporting position.

(ii)       Pursuant to, and to the extent of, the indemnity obligation in Section 9.1(e) in connection with any Parent Prepared Return, promptly upon request by Parent made in the form of a claim for indemnification under Section 9.2(d), and, notwithstanding any dispute under Section 9.2(d) that remains unresolved, not less than two (2) business days before the required payment date of the Taxes shown (or reasonably estimated by Parent to be required to be shown) on such Tax Return, the Escrow Agent shall promptly pay to the applicable Indemnified Party out of the Indemnified Escrowed Funds, to an account designated by Parent, the indemnified amount of such Taxes, as requested by Parent; provided that if the Closing Adjustment has not been finally determined as of the date of such request by Parent, any difference between the estimate of such Tax Liability included in the Estimated Closing Balance Sheet and the indemnifiable Tax amount requested to be paid by Parent, the Escrow Agent shall disburse to Parent or its designee the requested amount out of the Working Capital Escrowed Funds, and any difference between the amount so disbursed from the actual indemnifiable Tax Liability as shown on the relevant Tax Return shall be reconciled in the Closing Adjustment or thereafter by direct payment between Parent and the Stockholders’ Representative. If Tax with respect to a Parent Prepared Return is paid out of funds disbursed by the Escrow Agent as described above before the Tax Return has been filed, and the amount so paid exceeds the indemnifiable amount of Tax shown on the Tax Return as ultimately filed, Parent shall return the excess amount to the Escrow Agent for deposit into the escrow account from which it was paid. Subject to receipt of indemnification pursuant to Section 9.1, Parent shall pay or cause to be paid the Tax shown as due on each Parent Prepared Return.

(iii)       Except to the extent reflected as an asset in the final Closing Balance Sheet or attributable to the carryback of any item of loss or deduction from a taxable period ending after the Closing Date, the Stockholders shall be entitled to all cash Tax refunds that are received by the Company or any Subsidiary attributable to Taxes paid by the Company or any Subsidiary with respect to any taxable period ending on or before the Closing Date.  Parent shall pay to the Stockholders’ Representative the full amount of any such Tax refund (minus any reasonable costs or expenses incurred by the Parent or the Company in connection with the receipt or payment of each such Tax refund), by wire transfer of immediately available funds to an account designated by the Stockholders’ Representative, within five (5) business days after actual receipt of any such refund.

(b)       Allocation of Taxes. The Significant Stockholders, Parent and the Company shall, to the extent permitted by applicable Tax Law, cause the taxable period of the Company and its Subsidiaries to end as of the close of the Closing Date. For purposes of this Agreement, Taxes incurred by the Company or its Subsidiaries with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date as follows: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring through and including the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended at the close of business on the Closing Date. For the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement and any Transfer Taxes imposed on the Company or its Subsidiaries, shall be shall be taken into account as though the relevant taxable period ended at the close of business on the Closing Date. Any Tax credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries.

(c)       Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company or any of its Subsidiaries that may give rise to Liability of another Party (including pursuant to the indemnification provisions of this Agreement), shall promptly notify such other Party within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability that could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder.

(d)       Cooperation, Access to Information, and Record Retention. The Significant Stockholders, Parent and the Company shall cooperate, and shall cause their Affiliates and representatives to cooperate, as and to the extent reasonably requested by any other Party in connection the preparation and filing of Tax Returns as provided herein, any Proceeding with respect to Taxes, and any determination regarding reflection of Tax Liabilities of the Company and its Subsidiaries in financial statements of Parent. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return, Proceeding relating to Taxes or any preparation of financial statements, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Significant Stockholders, Parent and the Company shall (i) retain all books and records with respect to Taxes of the Company and its Subsidiaries (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period and (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to either copy or take possession of such books and records.

(e)       Tax Certificates. The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person that, if obtained and provided by such Party, would mitigate, reduce or eliminate any Tax that could be imposed on any Party; provided that in each case, such cooperation would not cause the required Party to incur any material additional Tax Liabilities or adverse consequences.

(f)       Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand (other than any such agreement created by the execution of this Agreement), shall be terminated on or before the Closing Date, and after the Closing Date, none of the Company or its Subsidiaries shall be bound thereby or have any Liability thereunder.

(g)       Transfer Taxes. Notwithstanding any provision to the contrary in this Agreement, all Transfer Taxes incurred by the Significant Stockholders in connection with the transactions contemplated by this Agreement shall be paid by the Significant Stockholders when due. The Significant Stockholders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.7       Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, audit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

6.8       Reasonable Efforts.

(a)       Each Party and the Stockholders’ Representative agrees to use all reasonable efforts promptly to take, or cause to be taken, and the Company shall cause its Subsidiaries to take, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Merger and the other matters contemplated hereby, (ii) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (iii) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all conditions hereto.

(b)       Without prejudice to the foregoing, each of the Parties shall, to the extent not filed prior to the date hereof, (i) no later than ten (10) business days after the date of this Agreement file any required or recommended filings with the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) no later than ten (10) business days after the date of this Agreement, file an antitrust notification in any other jurisdiction if required by any other applicable antitrust Law, as determined by Parent in its reasonable judgment. Without limiting any Party’s obligations under Section 6.8(a), each Party shall use its reasonable best efforts to make as soon as practicable any other required submissions under the HSR Act and any other applicable antitrust Laws that the Company or Parent determines should be made, in each case with respect to the Merger, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust Laws as soon as practicable. Each of the Parties shall furnish promptly to the FTC, the Antitrust Division and any other requesting Government Authority any additional information requested pursuant to the HSR Act or any other antitrust Laws in connection with such filings. Each Party shall notify the other parties promptly upon the receipt of any comments from any officials of any Government Authority in connection with any filings made pursuant to this Section 6.8(b). To the extent permitted by applicable Law, and subject to all applicable privileges (including attorney client privilege), each of the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act or any other antitrust Law. Each of the Parties shall cooperate reasonably with each other in connection with the making of all such filings or responses and to the extent reasonably practicable and permitted by applicable Law and the applicable Government Authority, all discussions, telephone calls and meetings with a Government Authority regarding the Merger shall include Representatives of the Company and Parent. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly understood and agreed that (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body, and (ii) nothing shall require Parent or Merger Sub to accept, and no Seller Party shall accept, or permit any Subsidiary of the Company to accept, without Parent’s consent, any requirement, condition or arrangement imposed upon Parent, Merger Sub, the Company or any of its Subsidiaries or their respective business operations as a condition to obtaining approval or resolving any objection of a Government Authority with respect to the transactions contemplated hereby, in each case to the extent that such actions, requirements, conditions or arrangements are unacceptable to Parent in its sole discretion.

(c)       The Parties shall comply with the applicable requirements of CFIUS under FINSA. The Parties shall submit a draft voluntary joint notification to CFIUS under FINSA as soon as practicable, but in any event no later than five (5) business days following the date hereof, and will promptly provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during such pre-filing consultation period, at the end of which the Parties will prepare and file with CFIUS a final joint voluntary notice. Following the submission of the final CFIUS joint voluntary notice, each of Parent and the Company will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process within three (3) business days of receipt of such request, or if the Parties agree to seek an extension in relation thereto, such longer period as CFIUS may allow, and, in cooperation with each other, will take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the CFIUS review process as promptly as practicable. Each Party will make any other submissions under CFIUS that are requested by CFIUS to be made or that Parent and the Company mutually agree should be made in connection with the matters contemplated hereby. In furtherance of the foregoing, if, at the end of the initial thirty (30)-day CFIUS review period, CFIUS offers the Parties an opportunity to withdraw and resubmit their joint notice regarding the matters contemplated hereby, and Parent opts to request withdrawal and resubmission in response to such offer by CFIUS, then the Company shall agree to join the request for withdrawal and resubmission and promptly resubmit the joint notice. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly understood and agreed that neither Parent nor Merger Sub shall have any obligation to accept, and no Seller Party shall accept, or permit any Subsidiary of the Company to accept, without Parent’s consent, any mitigation arrangement or any condition imposed by CFIUS on Parent, Merger Sub, the Company or any of its Subsidiaries, including any mitigation or condition pursuant to Section 5 of FINSA, that is unacceptable to Parent in its sole discretion.

(d)       The Company shall cooperate with the Parent to prepare and submit to DSS and, to the extent applicable, any other U.S. Government Authority, notification of the transactions contemplated by this Agreement pursuant to the NISPOM and any other applicable national or industrial security regulations, and to request from DSS approval to operate the business of the Company pursuant to a FOCI mitigation proposal submitted in relation to the transactions contemplated by this Agreement, and acceptable to Parent, in accordance with the NISPOM. The intended FOCI mitigation proposal shall be Parent’s existing Security Control Agreement.

(e)       Subject to the provisions of Section 6.8(a)-(d) above, none of the Parties shall take any action that would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Government Authority, or the expiration of any required waiting periods under the HSR Act or any other applicable antitrust Law filing made in any other jurisdiction.

6.9       Company Employees. Prior to the Closing, the Company agrees to cooperate with Parent’s reasonable requests for information and other cooperation pertaining to the Company’s and its Subsidiaries’ employees. The Company also agrees that, promptly after the date hereof, it shall allow Parent to make a presentation to the Company’s and each of its Subsidiaries’ employees and to interview such employees for continued employment with the Company and its Subsidiaries after the Closing. The Company will use all reasonable efforts to cause the Company’s and its Subsidiaries’ employees to make available their employment services to the Surviving Corporation after the Closing.

6.10       Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the board of directors of the Company shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement.

6.11       Employee Benefits Matters.

(a)       Effective immediately preceding the Closing, the Company and its Subsidiaries will terminate any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), and the Company will provide Parent with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions satisfactory to Parent and duly adopted, at least five (5) days prior to the Closing, by the board of directors of the Company or its Subsidiary, as applicable, or other duly-designated authority. In addition, at the request of Parent, the Company will terminate any one or more Welfare Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Parent, and at the request of Parent, the Company will provide Parent with evidence that such Welfare Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company or other duly-designated authority. The Company shall take such other actions in furtherance of terminating such Company Plans as Parent may reasonably require.

(b)       The Company shall obtain and deliver to Parent, prior to the initiation of the procedure described in Section 6.11(c), an excess parachute payment waiver, in a form reasonably acceptable to Parent, from each Person whom the Company reasonably believes is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the transactions contemplated hereby and whom the Company reasonably believes could otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company or any of its Subsidiaries, or from Parent or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with Parent within the meaning of Section 414 of the Code, under Section 280G of the Code as a result of the consummation of the transactions contemplated hereby (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the transactions contemplated hereby). By the execution of such waiver agreement, the Person executing such waiver shall agree to waive all of his or her right and entitlement to receive (or, if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” that would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the Company’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(c)       The Company shall submit the payments that are waived pursuant to the waiver agreements described in Section 6.11(b) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(d)       Prior to the Closing, each of the Significant Stockholders and their respective Affiliates and each of the officers, directors, employees and Affiliates of the Company and each of its Subsidiaries shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company or any of its Subsidiaries.

6.12       Accounts Receivable Management. Following the Closing, Parent shall use, and Parent shall cause the Company and its Subsidiaries to use, commercially reasonable efforts to collect all accounts receivable reflected on the Closing Date Balance Sheet consistent with the collection practices used by Parent and its Affiliates. If any Parent Indemnified Party recovers any Damages pursuant to Article IX as a result of any accounts receivable reflected on the Closing Date Balance Sheet not being collected in full and Parent subsequently receives payment from a debtor in respect of such account receivable, Parent shall remit such payment to the to the Stockholders’ Representative promptly after receiving such payment.

6.13       Company Stockholder Approval.

(a)       The Company, through its board of directors, shall unanimously recommend to the Stockholders that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby and thereby (the “Recommendation”). Immediately after the execution of this Agreement and in accordance with the DGCL, the Company shall submit this Agreement, the Merger and the transactions contemplated hereby and thereby, together with a consent solicitation statement describing the Company, the principal terms of the Merger and the transactions contemplated hereby in form and substance that complies in all respects with the DGCL, the Certificate of Incorporation and the Company’s bylaws and which includes the Recommendation (the “Consent Solicitation Statement”) to all Stockholders for approval as provided by the DGCL and the Certificate of Incorporation and the Company’s bylaws.

(b)       The Company shall use its best efforts to solicit and promptly obtain, but in any event within one (1) business day of the date of this Agreement, written consents of the Stockholders constituting the Requisite Vote to approve the Merger (and to enable the Closing to occur as promptly as practicable following the date hereof), this Agreement, the other documents contemplated hereby and the transactions contemplated hereby and thereby (“Written Consents”). Prior to the distribution of the Consent Solicitation Statement or Information Statement (as defined below), or in each, case any amendment or supplement thereto, Parent and its counsel shall be provided with copies of the Consent Solicitation Statement and Information Statement (and any such amendment or supplement) and shall be provided with a reasonable opportunity to review and comment thereon. The Company shall comply with the DGCL and all other applicable Law with respect to the submission of this Agreement, the Merger and the transactions contemplated hereby and thereby, the distribution of the Consent Solicitation Statement and the solicitation of the Written Consents.

(c)       Promptly, but in no event more than three (3) business days after the date of the Written Consents, the Company shall (i) deliver notice to each stockholder of the Company that did not execute a Written Consent, if any (the “Nonconsenting Stockholders”), of the action by Written Consent of the Stockholders pursuant to and in accordance with the applicable provisions of the DGCL, including 228(e) of the DGCL, and the Certificate of Incorporation and the Company’s bylaws, (ii) deliver the notice required pursuant to Section 262 of the DGCL informing the Nonconsenting Stockholders that appraisal rights are available for their shares pursuant to Section 262 of the DGCL along with such other information as is required by Section 262 of the DGCL, and (iii) without limiting the generality of clause (ii), deliver an information statement (the “Information Statement”) containing substantially the same information as is contained in the Consent Solicitation Statement. Each Party agrees that the information supplied by such Party for inclusion in the Consent Solicitation Statement and the Information Statement, if any, will not, on the date the Consent Solicitation Statement and the Information Statement is first sent or furnished to the Stockholders or at any time Written Consents are being solicited, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(d)       Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the Recommendation.

6.14       Representation and Warranty Insurance. The Seller Parties shall cooperate with Parent to obtain a buyer-side representations and warranties insurance policy issued by an insurer or insurers reasonably acceptable to Parent and the Stockholders’ Representative, for the benefit of Parent and any additional insureds named by Parent, on such terms and conditions that are reasonably acceptable to Parent and the Stockholders’ Representative (the “R&W Insurance Policy”) and otherwise substantially in the form attached hereto as Schedule 6.14. Parent covenants and agrees to refrain from making, entering into or consenting to any termination or material amendment to the R&W Insurance Policy, or otherwise waiving any rights or remedies thereunder, following the Closing without the Stockholders’ Representative’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent must use its commercially reasonable efforts to recover from the R&W Insurance Policy with respect to any Damages that could reasonably be expected to be covered by such policy; provided that any such efforts shall be in accordance with Section 9.4(c).

6.15       Financing Cooperation. Prior to the Closing, the Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause each of its Subsidiaries and Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the Financing, including using commercially reasonable efforts to (a) facilitate the provision of a credit agreement, guarantees, pledges of collateral and other customary documents in connection with the Financing (in each case, effective as of the Closing), (b) provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in order to consummate the Financing, (c) provide information with respect to the properties and assets of the Company and its Subsidiaries as may be reasonably requested by Parent, (d) participate in a reasonable number of informational and other meetings in connection with the Financing and (e) assist Parent and its financing sources in the preparation of all agreements (including review of schedules for completeness), offering documents, an offering memorandum and other marketing materials for the Financing (in each case at Parent’s sole cost and expense), it being understood and agreed that information and documents provided by the Company may be delivered to agents and lenders under documents in connection with the Financing and their Representatives (subject to customary arrangements for confidentiality that are acceptable to the Company), including consenting to the use of the Company’s and its Subsidiaries’ logos (provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries).

6.16       Tail Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the directors and officers of the Company and each of its Subsidiaries, in a form acceptable to Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company and its Subsidiaries.

6.17       Further Assurances. The Stockholders’ Representative, each of the Significant Stockholders and the Company shall, and the Company shall cause its Subsidiaries to, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by Parent or Merger Sub to consummate the Merger and to effect the other transactions contemplated hereby and purposes hereof.

6.18       2016 Financial Statements. The Company shall initiate, and cooperate and assist with, the audit by the Company’s independent auditors of the consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, cash flow and retained earnings of the Company and its Subsidiaries at and for the fiscal year ended December 31, 2016, based on timing and procedures consistent with past practices of the Company.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

All obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by Parent in writing.

7.1       Representations and Warranties. All of the Fundamental Representations of each of the Seller Parties contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date). All of the representations and warranties of each of the Seller Parties contained in this Agreement that are not Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers shall be disregarded for purposes of determining such accuracy of such representations and warranties).

7.2       Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, on or before such date.

7.3       No Injunction or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company or any of its Subsidiaries following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against Parent, Merger Sub, any Seller Party or any Subsidiary of the Company, their respective properties or any of their respective officers or directors that could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

7.4       No Material Adverse Effect. Parent shall not have determined that there shall have occurred any effect, event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any Seller Party, Parent or Merger Sub.

7.5       Governmental, Regulatory and Other Consents and Approvals.

(a)       All confirmations, consents, assurances, approvals, assignments and actions of, filings with and notices to any Government Authority required of any Seller Party or Parent to consummate the Closing and the other matters contemplated hereby shall have been obtained, including (i) written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement (or the President shall have made a determination under FINSA not to block the transaction), and, notwithstanding such written confirmation, CFIUS shall not have required any mitigation arrangement or imposed any condition on Parent, Merger Sub or the Company, including mitigation or conditions pursuant to Section 5 of FINSA, that are unacceptable to Parent in its sole discretion; (ii) written approval of DSS to operate the business of the Company pursuant to Parent’s existing Security Control Agreement; and (iii) the expiration or termination without the objection of any of the relevant Government Authorities of all applicable waiting periods (and any extensions thereof) under the HSR Act and any filings made under any applicable competition, antitrust or similar Government Authority filing made in any other jurisdiction with a mandatory waiting period.

(b)       Any and all consents, waivers, approvals, authorizations and notices which are set forth on Schedule 7.5(b) shall have been obtained or delivered.

7.6       Termination of Company Option Plan; Options. Each outstanding Company Option shall have been cancelled or terminated pursuant to Section 1.7 and the Company Option Termination Agreements, and the Company Option Plan, shall have been terminated. Each holder of Company Options shall have executed and delivered to Parent a Company Option Termination Agreement.

7.7       Key Employee Agreements. Each Key Employee shall have entered into each of the Key Employee Agreements and such Key Employee Agreements shall be in full force and effect, no Key Employee shall have attempted (whether formally or informally) to terminate, rescind or repudiate any such Key Employee Agreement, as applicable, and no Key Employee shall have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company or any of its Subsidiaries following the Closing.

7.8       Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Vote, and no Person shall have threatened to challenge or to attempt to revoke the adoption of this Agreement. The holders of at least ninety-five percent (95%) of the issued and outstanding Company Common Stock shall have delivered to the Company properly completed and executed Joinder and Waiver Agreements, in a form reasonably acceptable to Parent (collectively, the “Joinder and Waiver Agreements”).

7.9       Dissenting Shares. If applicable, the period within which appraisal rights may be exercised under the DGCL with respect to the Merger shall have expired and there shall not be any shares of Company Common Stock that constitute (or that are or may be eligible to become) Dissenting Shares.

7.10       Termination of Contracts. The Contracts on Schedule 7.10(a) shall have been terminated without further obligations to the Company or any of its Subsidiaries or Parent or Merger Sub. Except as set forth on Schedule 7.10(b), all Related Party Arrangements shall have been terminated without further obligations to the Company or any of its Subsidiaries, Parent or Merger Sub.

7.11       Representation and Warranty Insurance. The R&W Insurance Policy shall have been issued to Parent and shall be in full force and effect.

7.12       Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail in accordance with Section 6.17 and of the total dollar amount of the premium paid or payable therefor and any other amounts paid or payable by the Company in connection with the D&O Tail.

7.13       Section 280G Stockholder Approval. Any agreements, arrangements or other Contracts that, before giving effect to any waiver described below, would result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “280G Stockholder Approval”), or in the absence of the 280G Stockholder Approval, none of those payments or benefits will be paid or provided, in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 6.11.

7.14       Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall have performed and delivered the following, subject to waiver, in part or in full, by Parent:

(a)       each of the Significant Stockholders shall have transferred all of the shares of Company Common Stock that such Significant Stockholder owns, free and clear of any Encumbrance, in accordance with the procedures set forth in Section 1.13;

(b)       the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth its certified Certificate of Incorporation, bylaws and resolutions of its board of directors (or other evidence reasonably satisfactory to Parent) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such Certificate of Incorporation, bylaws and resolutions have not been amended or rescinded and are in full force and effect, and (ii) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures;

(c)       the Company’s Chief Executive Officer shall have delivered to Parent an officer’s certificate certifying that the conditions set forth in this Article VII have been satisfied;

(d)       the Company shall have delivered to Parent a spreadsheet, in form and substance reasonably satisfactory to Parent, containing the following information, together with a certificate duly executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer, containing the representation and warranty of the Company that (x) all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing, and (y) except for the shares of Company Common Stock and Company Options set forth in such spreadsheet, no security of the Company, no security instrument or obligation that is or may become convertible into or exchangeable for any security of the Company, and no subscription, option, share of restricted stock, restricted stock unit, stock appreciation right, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any securities of the Company is authorized or outstanding immediately prior to the Effective Time or will become authorized or outstanding at the Effective Time (such spreadsheet and accompanying certificate, the “Merger Consideration Spreadsheet”):

(i)       with respect to each Person who is a stockholder of the Company immediately prior to the Effective Time: (A) the name and address of record of each such stockholder, including such stockholder’s email address, if available; (B) the number of shares of Company Common Stock held by such stockholder; (C) the consideration that such stockholder is entitled to receive pursuant to Section 1.6(b)(i) after deduction of amounts to be contributed to the Indemnity Escrow Deposit and Working Capital Escrow Deposit; (D) the amount to be contributed to the Indemnity Escrow Deposit and Working Capital Escrow Deposit with respect to the shares of Company Common Stock held by each such stockholder; (E) whether any Taxes are to be withheld in accordance with Section 1.16 from the consideration that such stockholder is entitled to receive pursuant to Section 1.6(b)(i), or from the amounts to be contributed to the Indemnity Escrow Deposit and Working Capital Escrow Deposit, and, if so, the jurisdiction(s) in which such withholding is required; (F) whether any indebtedness repayment amounts are to be withheld in accordance with Section 1.17 from the consideration that such stockholder is entitled to receive pursuant to Section 1.6(b)(i); and (G) the net cash amount to be paid to such stockholder by Parent upon surrender of such stockholder’s shares of Company Common Stock in accordance with Section 1.13 (after deduction of any amounts to be contributed to the Indemnity Escrow Deposit and Working Capital Escrow Deposit, amounts withheld in respect of Taxes in accordance with Section 1.16 and amounts withheld in accordance with Section 1.17, in each case with respect to the shares of Company Common Stock held by such stockholder);

(ii)       with respect to each Person who is a holder of Company Options: (A) the name and address of record of each such holder, including such holder’s email address, if available; (B) the exercise price per share and the number of shares of Company Common Stock subject to such Company Option; (C) the amount of any Taxes to be withheld in accordance with Section 1.16 from the consideration that the holder of such Company Option is entitled to receive pursuant to Section 1.7(a), and if so, the jurisdiction in which such withholding is required; (D) the net cash amount to be paid to the holder of such Company Option in accordance with Section 1.7(a); and (E) the Tax status of each Company Option held by such holder under Section 422 of the Code;

(e)       each director and statutory officer of the Company and its Subsidiaries shall have delivered to the Company or its Subsidiary, as applicable, his or her respective resignation as a director and statutory officer of the Company or its Subsidiary and his or her respective revocation of any power of attorney, all of which shall be effective as of the Closing;

(f)       the Company shall have delivered the Certificate of Merger, duly executed by the Company;

(g)       the Company shall have delivered, and shall have caused each of its Subsidiaries to deliver, to Parent the original stock and membership interest records of the Company and its Subsidiaries, books of account, minute books, minutes and other records of all meetings of the Company and its Subsidiaries, the corporate seals of the Company and its Subsidiaries and such other documents, records, keys and other items as shall be necessary or desirable for the operation of the businesses of the Company and its Subsidiaries;

(h)       the Seller Parties shall have delivered payoff letters, in a form reasonably satisfactory to Parent, with valid payoff amounts as of the Closing Date for the repayment or satisfaction of all Indebtedness and all Transaction Expenses, which payoff letters shall authorize, upon payment of the payoff amount stated therein, the full release of all Encumbrances securing any such Liabilities of the Company and each of its Subsidiaries and shall authorize Parent to file termination statements relating to all financing statements relating to such Liabilities;

(i)       the Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(j)       all of the stockholders, officers, directors, employees and Affiliates of the Company and its Subsidiaries shall have delivered evidence of repayment in full in accordance with their terms of all debts and other obligations, if any, owed by any of them to the Company or any of its Subsidiaries;

(k)       the Company shall have delivered to Parent a good standing certificate from the jurisdiction of its incorporation and each of its Subsidiaries’ organization and from each state in which it and each of its Subsidiaries is qualified to do business, each dated as of a date reasonably close to the Closing Date;

(l)       the Company shall have delivered to Parent all consents, licenses, permits and approvals as set forth or required to be set forth on Schedule 7.5(b);

(m)       the Company shall have delivered to Parent Certificates of Insurance issued by the insurers under the insurance policies listed on Schedule 7.14(m) certifying that (i) each such insurance policy is in full force and effect on the Closing Date and (ii) Parent has been added as an additional insured and such insurance coverage shall continue for all claims or occurrences occurring on or prior to the Closing Date;

(n)       the Company shall have executed and delivered a properly executed FIRPTA Notification Letter;

(o)       Scott Goss shall have executed and delivered a consultant agreement, effective as of the Closing, in substantially the form attached hereto as Exhibit B, and a non-competition and non-solicitation agreement, in substantially the form attached hereto as Exhibit C;

(p)       [reserved];

(q)       each of the Key Employees shall have executed and delivered the Key Employee Agreements;

(r)       the Company shall have delivered to Parent, the executed consent of the auditors of the Company’s audited year-end financial statements for the years ending December 31, 2014 and December 31, 2015, consenting to Parent’s inclusion of such audited financial statements in Parent’s filings with the Securities and Exchange Commission (SEC), in a form reasonably acceptable to Parent and as necessary to enable Parent to comply with Parent’s SEC filing requirements and at Parent’s sole cost and expense;

(s)       the Company shall have delivered evidence that the Company has taken such action as is necessary to terminate the 401(k) Plans pursuant to Section 6.11(a);

(t)       the Company shall have delivered evidence that all Contracts with each Person listed on Schedule 7.14(t) have been terminated without further obligations to the Company or any of its Subsidiaries, Parent or Merger Sub; and

(u)       the Company shall have delivered evidence that the 280G Stockholder Approval has been obtained, or in the absence of the 280G Stockholder Approval, evidence that none of such payments or benefits will be paid or provided, in accordance with the waiver of those payments and benefits to be executed by the affected individuals.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S AND THE SIGNIFICANT
STOCKHOLDERS’ OBLIGATIONS

The obligations of the Company and each Significant Stockholder under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by the Stockholders’ Representative in writing.

8.1       Representations and Warranties True at the Closing Date. All of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that those representations and warranties which speak only as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers shall be disregarded for purposes of determining such accuracy of such representations and warranties).

8.2       Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Parent or Merger Sub on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, on or before such date.

8.3       No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending.

8.4       Representation and Warranty Insurance. The R&W Insurance Policy shall have been issued to Parent and shall be in full force and effect.

8.5       Closing Deliveries of Parent. At the Closing, Parent shall have performed and delivered the following, subject to waiver, in part or in full, by the Stockholders’ Representative:

(a)       Parent shall have executed and delivered to the Company a certificate of its secretary, setting forth the resolutions of its board of directors (or other evidence reasonably satisfactory to the Stockholders’ Representative) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(b)       Parent shall have executed and delivered to the Company an officer’s certificate certifying that the conditions set forth in this Article VIII have been satisfied; and

(c)       Parent shall have executed and delivered the Escrow Agreement.

ARTICLE IX
INDEMNITY

9.1       General Indemnification.

(a)       From and after the Closing, each Non-Dissenting Stockholder covenants and agrees to indemnify, defend, protect and hold harmless the Parent Indemnified Parties from, against and in respect of such Non-Dissenting Stockholder’s Pro Rata Portion of any Damages suffered, sustained, incurred or paid by any Parent Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): (i) the breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; (ii) the breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; (iii) any Indebtedness, Transaction Expenses or failure to pay any Adjustment Excess; (iv) the Company Plans and any and all benefits accrued under the Company Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form, operation or termination of the Company Plans on or prior to the Closing Date or any claim relating to any Company Option or the cancellation or termination thereof; (v) any Tax or penalty incurred under Code Sections 4980D or 4980H; (vi) any and all Liabilities for (A) all Taxes of the Company and its Subsidiaries incurred in connection with or arising out of the activities or business of the Company or any of its Subsidiaries on or before the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) in excess of the amount of such Taxes reflected as a liability in the computation of Closing Net Working Capital or taken into account as Transaction Expenses in determining either the Closing Adjustment or the Post-Closing Adjustment, (B) all Taxes required to be paid by the Company or any of its Subsidiaries by reason of the Company or any of its Subsidiaries (or a predecessor of such entities) having been a member of an affiliated, consolidated, combined, or unitary group at any time on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law, rule, or regulation and (C) all Taxes of any Person (other than the Company and its Subsidiaries) required to be paid by the Company or any of its Subsidiaries by reason of Contract, assumption, transferee liability, or operation of Law, if the liability of the Company or any of its Subsidiaries for such Taxes is attributable to an event or transaction occurring on or before the Closing Date; (vii) with respect to each Dissenting Share, any payments by Parent in respect of demands for appraisal of such Dissenting Shares; (viii) any claim brought by a current or former stockholder of the Company, or any other Person, based upon (A) ownership or rights to ownership of any shares of capital stock or other securities of the Company, (B) any rights of a stockholder (other than the right to receive a portion of the Merger Consideration pursuant to Section 1.6 or with respect to Dissenting Shares), including any option, preemptive rights or rights to notice or to vote, (C) any rights under the Certificate of Incorporation or Bylaws of the Company, (D) any claim that his, her or its shares were wrongfully repurchased by the Company or issued out of compliance with applicable securities Laws, or (E) any claim relating to any Company Option or the exercise thereof; (ix) any alleged improper allocation of the Merger Consideration among the Stockholders; (x) any inaccuracy in any information or amounts or breach of any representation or warranty set forth in the Merger Consideration Spreadsheet; (xi) any matter set forth in Appendix D; (xii) any Fraud in connection with (1) the negotiation, execution, delivery or performance of this Agreement, (2) the due diligence investigation conducted by Parent and its Representatives and Affiliates, and (3) any discussions or information regarding the Company and its Subsidiaries provided or otherwise made available in connection with the transactions contemplated by this Agreement; and (xiii) enforcing the indemnification rights of the Parent Indemnified Parties hereunder.

(b)       From and after the Closing, each Non-Dissenting Stockholder further covenants and agrees to indemnify, defend, protect and hold harmless the Parent Indemnified Parties from, against and in respect of any Damages suffered, sustained, incurred or paid by any Parent Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): (i) the breach of any representation or warranty made by such Non-Dissenting Stockholder in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; (ii) the breach of any covenant or agreement on the part of such Non-Dissenting Stockholder set forth in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; and (iii) enforcing the indemnification rights of the Parent Indemnified Parties hereunder.

(c)       From and after the Closing, Parent, Merger Sub, the Company and its Subsidiaries, covenant and agree to indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of any Damages suffered, sustained, incurred or paid by any Seller Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): (i) the breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; (ii) the breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement; and (iii) enforcing the indemnification rights of the Seller Indemnified Parties hereunder.

9.2       Third Party Claims.

(a)       In the event of the assertion or commencement by any Person of any claim, demand or Proceeding with respect to which any Parent Indemnified Party may be entitled to indemnification pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim, demand or Proceeding on its own; provided, however, that if Parent settles or compromises any such claim, demand or Proceeding without the consent of the Stockholders’ Representative, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Parent Indemnified Party in connection with such claim, demand or Proceeding (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement or compromise, the Stockholders’ Representative shall not unreasonably withhold, condition or delay such consent). If Parent so proceeds with the defense of any such claim, demand or Proceeding, and liability for indemnification pursuant to Section 9.1(a) or (b), as the case may be, is finally determined to be due and owing to a Parent Indemnified Party, all reasonable expenses relating to the defense of such claim, demand or Proceeding shall be included in Damages. Parent shall give the Stockholders’ Representative prompt notice after it becomes aware of the commencement of any such claim, demand or Proceeding against Parent; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of any of the Non-Dissenting Stockholders or the Stockholders’ Representative, or any of the rights of any Indemnified Party, under this Article IX (except to the extent that such failure materially adversely prejudices the defense of such claim, defense or Proceeding).

(b)       If Parent does not elect to proceed with the defense (including settlement or compromise) of any such claim, demand or Proceeding, the Stockholders’ Representative shall proceed with the defense of such claim, demand or Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle or compromise any such claim, demand or Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned).

(c)       Nothing in this Agreement shall be deemed to prevent any Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands or Damages; provided that the notice of such claim sets forth the basis for any such potential or contingent claim or demand or Damage to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

(d)       In the event that any Parent Indemnified Party desires to seek indemnification under this Article IX, Parent shall notify the Stockholders’ Representative in writing; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of any of the Non-Dissenting Stockholders or the Stockholders’ Representative, or any of the rights of any Parent Indemnified Party, under this Article IX (except to the extent that such failure materially adversely prejudices the Non-Dissenting Stockholders or the Stockholders’ Representative). If the Stockholders’ Representative disputes a claim for indemnification or any portion thereof, the Stockholders’ Representative shall notify Parent in writing (which writing shall set forth the grounds for such objection) within thirty (30) days after its receipt of notice of such claim for indemnification, whereupon Parent and the Stockholders’ Representative shall meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Stockholders’ Representative’s notice of such dispute, either the Stockholders’ Representative or Parent may proceed with pursuing the remedies provided herein to resolve such dispute. If the Stockholders’ Representative does not dispute such claim or any portion of such claim for indemnification, Parent may offset the amount thereof pursuant to Section 9.6 and/or Parent and the Stockholders’ Representative shall send joint written instructions to the Escrow Agent directing the Escrow Agent to promptly pay the Parent Indemnified Party an amount in cash equal to the amount of such claim. In the event that no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by the Stockholders’ Representative prior to the expiration of the thirty (30) days in which the Stockholders’ Representative may dispute such claim for indemnification, the claim(s) stated by Parent shall be conclusively deemed to be approved by the Stockholders’ Representative.

(e)       In the event that any Seller Indemnified Party desires to seek indemnification under this Article IX, the Stockholders’ Representative shall notify Parent in writing; provided, however, that any failure on the part of the Stockholders’ Representative to so notify Parent shall not limit any of the obligations of Parent, Merger Sub, or any of the rights of any Seller Indemnified Party, under this Article IX (except to the extent that such failure materially adversely prejudices Parent, Merger Sub or, following the Closing, the Company or its Subsidiaries). If Parent disputes a claim for indemnification or any portion thereof, Parent shall notify the Stockholders’ Representative in writing (which writing shall set forth the grounds for such objection) within thirty (30) days after its receipt of notice of such claim for indemnification, whereupon Parent and the Stockholders’ Representative shall meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after Parent’s notice of such dispute, either the Stockholders’ Representative or Parent may proceed with pursuing the remedies provided herein to resolve such dispute. In the event that no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by Parent prior to the expiration of the thirty (30) days in which Parent may dispute such claim for indemnification, the claim(s) stated by the Stockholders’ Representative shall be conclusively deemed to be approved by Parent.

9.3       Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any certificate delivered or provided in connection with the consummation of the transactions contemplated by this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date, and shall thereafter expire. The limitations on survival set forth in the preceding sentence of this Section 9.3 shall not apply to (a) the representations and warranties set forth in Sections 3.1 (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.4 (Capitalization), 3.23 (Brokers), 4.1 (Authority for Agreement), 4.3 (Ownership) and 4.4 (Brokers) (collectively, the “Fundamental Representations”), all of which shall survive until, and expire on the date that is, ninety (90) days after expiration of the applicable statute of limitations, including waivers and extensions thereof, (b) the representations and warranties set forth in Section 3.14 (Government Contracts and Bids) (the “Government Contracts Representations”), and the indemnification obligations with respect thereto, which shall survive until, and expire on, the date that is three (3) years from the Closing Date, (c) the representations and warranties set forth in Sections 3.8 (Employee Benefit Plans) and 3.10 (Taxes), which shall survive until, and expire on the date that is, thirty (30) days after expiration of the applicable statute of limitations, or (d) claims based on Fraud, which shall survive without limitation. Notwithstanding anything to the contrary in this Section 9.3, any representation or warranty with respect to which a claim has been made for a breach thereon prior to any of the foregoing dates shall survive until such claim is resolved. Any Indemnified Party may bring a claim hereunder for potential or contingent Damages notwithstanding the fact that the full amount of such potential or contingent Damages is not readily determinable.

9.4       Limitations on Indemnification.

(a)       There shall be no Liability for Damages pursuant to Sections 9.1(a)(i) or (iv) unless and until the aggregate amount of all Damages for all claims asserted by the Parent Indemnified Parties thereunder exceeds Eight Hundred Thousand Dollars ($800,000) (the “Threshold Amount”), and after the aggregate amount of Damages thereunder exceeds the Threshold Amount, any Damages in excess of such amount shall be recoverable by the Parent Indemnified Parties; provided that the foregoing limitations shall not apply to the Fundamental Representations or claims based on Fraud, with respect to which, in each case, all Damages in connection therewith shall be recoverable from the first dollar and shall not be counted in determining whether the Threshold Amount has been exceeded.

(b)       The indemnification obligations of the Non-Dissenting Stockholders for Damages pursuant to Sections 9.1(a)(i) and (iv) shall be limited to an amount equal to Twenty Million Dollars ($20,000,000) (the “General Cap”); provided that the foregoing limitation shall not apply to (i) claims based on a breach of any of the Fundamental Representations, which shall be limited to an amount, when combined with the aggregate amount of the indemnification obligations of the Non-Dissenting Stockholders for claims based on all other matters under Sections 9.1(a)(i) and (iv) (other than claims based on a breach of any Government Contracts Representations), equal to Eighty Million Dollars ($80,000,000) in excess of the General Cap, (ii) claims based on a breach of any of the Government Contracts Representations, which shall be limited to an amount, when combined with the aggregate amount of the indemnification obligations of the Non-Dissenting Stockholders for claims based on all other matters under Sections 9.1(a)(i) and (iv) (other than claims based on a breach of any Fundamental Representations), equal to Five Million Dollars ($5,000,000) in excess of the General Cap, or (iii) claims based on Fraud, which shall be limited to the aggregate Merger Consideration. With respect to any of the items so excluded from the General Cap pursuant to the preceding sentence, in each case, no Damages incurred in connection with such items shall be counted in determining whether the General Cap in this Section 9.4(b) has been exceeded.

(c)       The Parent Indemnified Party shall use commercially reasonable efforts to seek recovery for Damages arising under this Article IX (i) first, against the Indemnity Escrowed Funds, (ii) second, after the amount of Damages distributed to Parent Indemnified Parties in respect of such claims equals an aggregate of $600,000, against the R&W Insurance Policy, to the extent applicable, up to the R&W Insurance Policy coverage limits, (iii) third, against any remaining Indemnity Escrowed Funds, and (iv) fourth, by pursuing such claim directly against the Non-Dissenting Stockholders.

(d)       Notwithstanding anything in this Agreement to the contrary, the Non-Dissenting Stockholders’ aggregate indemnification obligations pursuant to this Agreement shall be limited to an amount equal to the aggregate Merger Consideration; provided, that indemnification claims in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim), a materially false representation of a matter of fact made by Joel Jacks or Peter Schulte that deceived and was intended to deceive Parent in connection with its decision to enter into this Agreement shall not be so limited.

(e)       For purposes of determining the existence of any inaccuracy in, or breach of, any representation, warranty or covenant and for calculating the amount of any Damages arising from any inaccuracy in, or breach of, any representation, warranty or covenant, all representations, warranties and covenants shall be treated as if the words “materially,” “in all material respects,” “Material Adverse Effect” or similar words were omitted from such representations, warranties and covenants. The indemnification obligations of the Parties and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of any of the Indemnified Parties or any of their Representatives.

(f)

(i)       The Indemnified Party shall take commercially reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages hereunder; provided, however, that the exhaustion of all such efforts by the Indemnified Party shall not be a precondition to recovery of Damages by such Indemnified Party in accordance with this Article IX; provided, further, that the foregoing covenant shall not be deemed to require the Parent to seek recovery under any insurance policy the premiums of which are paid for by the Parent or any of its Subsidiaries. For the avoidance of doubt, the parties acknowledge and agree that the foregoing requires the Parent to use, and cause the Company and Preferred Systems Solutions, Inc. to use, commercially reasonably efforts to seek recovery from all former owners of any of the Subsidiaries pursuant to the transaction documents entered into in connection with the acquisitions thereof. In the event Parent does not pursue a claim against a former owner of any of the Subsidiaries pursuant to the transaction documents entered into in connection with the acquisitions thereof, then upon the written request of the Stockholders’ Representative, the Parent will assign to the Stockholders’ Representative the Company’s and Preferred Systems Solutions, Inc.’s rights to assert such claim against such former owner of such Subsidiaries pursuant to the transaction documents entered into in connection with the acquisitions thereof. No Indemnified Party shall be obligated to commence or threaten to commence a Proceeding pursuant to this Section 9.4(f), unless the Indemnifying Party (i) shall have reasonably requested in writing that the Indemnified Party commence such Proceeding, (ii) acknowledges in writing that it is liable for all costs and expenses of such Proceeding and (iii) pays all such costs and expenses as and when incurred in connection with pursuing such Proceeding; it being acknowledged and agreed that, if the Indemnifying Party fails to pay all such costs and expenses as and when incurred, the Indemnified Party shall not be obligated to continue to pursue such Proceeding.

(ii)       The amount of Damages with respect to which an Indemnified Party is to be indemnified pursuant to this Agreement shall initially be determined and paid to the Indemnified Party without adjustment for Tax benefit or detriment to the Indemnified Party by reason of the incurrence of the indemnified portion of such Damages and any Tax detriment attributable to receipt of any indemnification payment in respect of such Damages. However, if the Indemnified Party or any of its Affiliates actually receives a Tax benefit by reason of the incurrence of the Damages (either by refund of a Tax overpayment or reduction or credit against Tax otherwise due and payable) or actually incurs a Tax detriment (by an increase in Tax liability over that otherwise required to be paid) attributable to receipt of any indemnification payment, in each case within two (2) years of the date the indemnification claim is made in respect of such Damages or indemnification payment, the Indemnified Party (in the case of a Tax benefit) or the Indemnifying Party (in the case of a Tax detriment) shall promptly pay to the other party the amount of such benefit or detriment upon receipt of such refund or notice of application of such Tax reduction or credit (in the case of a Tax benefit), or on the date that such Tax detriment becomes due and payable. Notwithstanding the foregoing, no payment shall be made to an Indemnified Party pursuant to this Section 9.4(f)(ii) that is or would be reflected in computing a Tax Benefit Payment payable in accordance with the Tax Sharing Provisions. All payments pursuant to this Section 9.4(f)(ii) shall be treated as an adjustment to the initially determined indemnity obligation under this Agreement. To the extent permissible by Law, any indemnification payment by the Seller Parties pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the consideration paid to the Seller Parties pursuant to this Agreement.

(iii)       The amount of any Damages indemnifiable under this Agreement shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, third party indemnities or other collateral sources with respect to such Damages. In the event any amounts recovered from such sources or otherwise are not received before a claim for indemnification is paid by the Indemnifying Party pursuant to this Agreement, then the amount of such recovery shall be applied first, to reimburse the Indemnified Party for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by them in pursuing such recovery or defending any claims arising therefrom, second, to reimburse the Indemnifying Party for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by them in pursuing such recovery or defending any claims arising therefrom, third, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment (taking into account the first sentence of this Section 9.4(f)(iii)) and, fourth, any excess to the Indemnifying Party, to the extent of the amount actually paid by the Indemnifying Party pursuant to this Agreement.

(g)       Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person shall be entitled to recover the amount of any Damages suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent that the amount of the Damage incurred is included as a liability on the Closing Balance Sheet and taken into account in the calculation of the Closing Adjustments, or the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the Closing Adjustments set forth in Section 1.11.

9.5       Waiver, Release and Discharge. Effective at the Effective Time, except as expressly set forth in this Agreement and the exhibits hereto, each Significant Stockholder, for himself, herself or itself and his, her or its respective Affiliates, hereby irrevocably waives, releases and discharges (a) the Company and each of its Subsidiaries and their respective past and present directors, officers, employees, agents and attorneys, and (b) Parent and Merger Sub and their respective past and present directors, officers, employees, agents and attorneys (collectively, (a) and (b) are referred to as the “Releasees”), from any and all Liabilities to the undersigned of any kind or nature whatsoever that exist or may have existed at or prior to the Effective Time of the Merger, whether in his, her or its capacity as a stockholder or holder of other securities of the Company (and any derivative claims with respect thereto), or as an officer, director, advisor, consultant or employee of the Company, or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, whether under any agreement or understanding or at law or equity or otherwise (including under any federal or state securities laws), and no Significant Stockholder shall seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, however, that the Parties acknowledge and agree that this Section 9.5 does not apply to, and shall not constitute a waiver, release or discharge of, (i) any obligations of any released party set forth in this Agreement or in any other agreement or instrument entered into in connection with the Closing, (ii) to the extent that such releasing party is a director or officer of the Company or any of its Subsidiaries, such releasing party’s right to any Damages in connection with indemnification obligations of the Company or any of its Subsidiaries pursuant to the organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any Contracts between such releasing party and the Company or any of its Subsidiaries as in effect on the date of this Agreement or (iii) to the extent that such releasing party is an employee of the Company or any of its Subsidiaries, such releasing party’s right to any salary or wages, and entitlements to employee expense reimbursements and contributions to Benefit Plans, in each case to the extent accrued, earned or otherwise due to such releasing party prior to the Closing. This release includes but is not limited to any claims for tort, breach of contract or otherwise. Each Significant Stockholder waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right of advancement of expenses or other similar right or remedy against the Company, Parent, Merger Sub and their respective Affiliates, directors, officers and employees, and, after the Effective Time, the Surviving Corporation, in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement or any claim for Damages under Section 9.1.

9.6       Right of Offset. In the event that the Stockholders’ Representative does not dispute a claim for indemnification hereunder or any Non-Dissenting Stockholder shall have an indemnification obligation for Damages to Parent or any other Indemnified Party, Parent shall have the right (but not the obligation), following prior written notice delivered by Parent to the Stockholders’ Representative, to offset the amount of the Damages against any portion of the Indemnity Escrowed Funds in accordance with the Escrow Agreement. If the Stockholders’ Representative has disputed any claim for Damages by any Parent Indemnified Party in accordance herewith and such dispute has not been resolved, Parent shall have the right, following prior written notice delivered by Parent to the Stockholders’ Representative, to offset the amount of such Damages against any portion of the Indemnity Escrowed Funds in accordance with the Escrow Agreement, after such claim has been resolved pursuant to (a) a written settlement agreement entered into by Parent and the Stockholders’ Representative or (b) a final decision, order or award issued in accordance with Section 11.3. No exercise of, nor failure to exercise, the rights set forth in this Section 9.6 shall constitute an election of remedies or limit such Parent Indemnified Party’s other rights hereunder or otherwise. From time to time, Parent may amend prior claims to reflect additional Damages under such claims. No limitation on Parent’s ability to exercise the rights set forth in this Section 9.6 shall affect any Parent Indemnified Party’s rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Parent or any other Parent Indemnified Party is or may be entitled at law or equity or in any administrative or other proceeding or under this Agreement (including any exhibits hereto).

9.7       Exclusive Remedy. The Parties acknowledge and agree that the remedies set forth in this Article IX shall be the sole and exclusive remedies of the Parties for any and all Damages incurred by the Parties or their successors and assigns arising out of, resulting from or in connection with this Agreement or any certificate delivered at Closing or otherwise arising out of, resulting from or in connection with the transactions contemplated hereby; provided, however, that the foregoing indemnification provisions in this Article IX do not waive or affect any equitable remedies to which a party may be entitled pursuant to Section 11.4.

ARTICLE X
TERMINATION

10.1       Termination.

(a)       This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)       by mutual written agreement of the Stockholders’ Representative and Parent;

(ii)       by the Stockholders’ Representative if there has been a breach by Parent of its representations or warranties in this Agreement or a default by Parent or Merger Sub with respect to its due and timely performance of any of Parent’s or Merger Sub’s covenants and agreements contained in this Agreement, in each case such that the conditions set forth in Sections 8.1 or 8.2 hereof would not be satisfied, and such breach or default shall not have been cured within five (5) days after receipt by Parent of notice specifying particularly such breach or default; provided, however, that the Stockholders’ Representative’s right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available if any Seller Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in Article VII;

(iii)       by Parent if there has been a breach by any Seller Party with respect to any of its respective representations or warranties in this Agreement or a default by any Seller Party with respect to its due and timely performance by any Seller Party of any of its respective covenants and agreements contained in this Agreement, in each case such that the conditions set forth in Sections 7.1 or 7.2 hereof would not be satisfied, and such breach or default shall not have been cured within five (5) days after receipt by the Stockholders’ Representative of notice specifying particularly such breach or default; provided, however, that Parent’s right to terminate this Agreement under this Section 10.1(a)(iii) shall not be available if Parent or Merger Sub is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in Article VIII;

(iv)       by either the Stockholders’ Representative or Parent if the Closing shall not have occurred on or before March 15, 2017 (the “Outside Date”); provided, however, that the party seeking to terminate this Agreement shall not, because of its (and in the case of the Stockholders’ Representative, the Company’s or any Significant Stockholder’s) breach of any representation, warranty or covenant contained herein, have caused the Closing not to have occurred; provided, further, that, in the event that the Closing has not occurred by March 15, 2017, Parent may, in its sole discretion, extend the Outside Date to April 15, 2017 by delivering written notice of such extension to the Stockholders’ Representative on or before March 15, 2017;

(v)       by Parent if the Written Consents evidencing the Requisite Vote shall not have been delivered, properly completed and executed to approve the Merger, this Agreement and the documents and transactions contemplated hereby within one (1) day of the date hereof, or if any Stockholder shall have indicated to the Company or Parent its intention to exercise dissenter’s rights;

(vi)       by either the Stockholders’ Representative or Parent if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal;

(vii)       by Parent if it shall have determined, in good faith, that there has occurred an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries or Parent;

(viii)       by either the Stockholders’ Representative or Parent, upon written notice to the other Party, if the Closing is required to occur pursuant to Section 2.1 and, within five (5) business days after the Company has delivered written notice to Parent that the Company is ready, willing and able to effect the Closing, the Closing has not occurred as a result of the refusal or failure of any lender or lenders in the Financing to fund the Financing; provided, however, that no party shall be entitled to effect a termination pursuant to this Section 10.1(a)(viii) before March 15, 2017; provided, further, that, in the event the Outside Date is extended by Parent pursuant to Section 10.1(a)(iv), no party shall be entitled to effect a termination pursuant to this Section 10.1(a)(viii) before April 15, 2017; or

(ix)       by the Stockholders’ Representative, upon written notice to the Parent, if (A) the Seller Parties have notified the Parent of the occurrence or non-occurrence of any event solely based upon the operations of the Company and its Subsidiaries following the date hereof, the occurrence or non-occurrence of which has caused any representation or warranty of the Company set forth in Article III to be untrue or inaccurate in any respect as of the Closing, (B) the Stockholders’ Representative provides notice to Parent that it intends to terminate this Agreement if Parent does not waive in writing, irrevocably and unconditionally, the Parent Indemnified Parties’ rights to seek indemnification from the Non-Dissenting Stockholders pursuant to Section 9.1(a) or (b) with respect to the breach identified in the notice set forth in subsection (A) above (a “Breach Waiver”) and (C) within fifteen (15) days following Parent’s receipt of the notice set forth in subsection (B) above, Parent has not provided the Seller Parties the Breach Waiver; provided, however, that the Stockholders’ Representative’s right to terminate this Agreement pursuant to this Section 10.1(a)(ix) shall not be available if (i) any Seller Party is in breach of any covenant or agreement contained in this Agreement, or (ii) the event identified in the notice set forth in subsection (A) above occurred or failed to occur as a result of any willful act by any of the Seller Parties.

(b)       In the event of the termination of this Agreement pursuant to Section 10.1(a), (i) the Merger shall be abandoned; (ii) the provisions of this Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement; (iii) the Company and Parent shall remain bound by and continue to be subject to the Confidentiality Agreement; and (iv) each Party shall remain liable for any breach of this Agreement prior to its termination; provided that, in the event this Agreement is terminated by the Stockholders’ Representative or Parent pursuant to Section 10.1(a)(viii), then Parent shall pay the Company, within two (2) business days of the date of such termination, the Termination Fee; and provided, further that, in the event this Agreement is terminated by the Stockholders’ Representative pursuant to Section 10.1(a)(ix), then the Company shall pay Parent, within two (2) business days of the date of such termination, the Termination Fee.

(c)       Any payments pursuant to Section 10.1(b) shall be paid by wire transfer of immediately available funds to the accounts designated in writing by the payee. Each Party agrees that the payment of the amounts specified in Section 10.1(b) are liquidated damages and not a penalty, and are a reasonable amount that will compensate the Parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and relying on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement, the rights of each Party pursuant to Section 10.1(b) shall be the sole and exclusive remedy (at Law or in equity, on any theory of liability, including on account of punitive damages) of such Party and its Subsidiaries against the other Parties, their Subsidiaries and each of their former, current or future Related Parties for any and all Damages suffered as a result of the failure of the Transactions to be consummated, any breach of this Agreement or otherwise relating hereto or thereto, and upon payment of the amounts contemplated by Section 10.1(b), if and when due, none of such Party or its Related Parties shall have any further liability or obligation relating thereto or arising therefrom.

ARTICLE XI
MISCELLANEOUS

11.1       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Seller Parties may not make any assignment of this Agreement or any interest herein without the prior written consent of Parent. Any such purported assignment without such prior written consent shall be void and of no force or effect. This Agreement and the severable rights and obligations inuring to the benefit of or to be performed by Parent hereunder may be assigned by Parent to a third party, in whole or in part, and to the extent so assigned, the Seller Parties hereby recognize said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by Parent.

11.2       Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

11.3       Jurisdiction; Waiver of Jury Trial. Except for disputes to be resolved under Section 1.11 and Section 7.1 of Appendix C, the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Eastern District of Virginia or any Virginia state court with jurisdiction over Fairfax County, Virginia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.8 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4       Specific Performance; Remedies.

(a)       Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at Law for any violation by any of them of any of the covenants or other agreements contained in this Agreement. It is accordingly agreed that, subject to Section 11.4(b), in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary Damages), each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

(b)       Notwithstanding anything in this Agreement to the contrary (including Section 11.4(a)), the Parties explicitly agree that no Seller Party shall be entitled to seek an injunction or other form of specific performance or equitable relief described in Section 11.4(a), to cause (x) the Closing to be consummated, (y) the Merger Consideration, or any portion thereof, to be paid or (z) the Financing, or any portion thereof, to be funded, unless each of the following conditions has been satisfied:

(i)       all of the conditions set forth in Article VII and Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied);

(ii)       Parent is required to complete the Closing pursuant to the terms of this Agreement and Parent fails to complete the Closing in accordance with the terms hereof;

(iii)       the lender or lenders in the Financing have funded the Financing; and

(iv)       the Seller Parties have irrevocably and unconditionally confirmed to Parent in writing that if specific performance is granted and the Financing is funded, then the Closing will occur.

11.5       Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that if such unlawful provision is so material to the Party for whose benefit the provision was originally included so that such Party would not have entered into this Agreement without such unlawful provision, the Parties will attempt in good faith to agree to replace such unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other potential purposes of such unlawful provision.

11.6       Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by Parent and the Stockholders’ Representative.

11.7       Waiver. Either Parent, on the one hand, or any Seller Party or the Stockholders’ Representative, on the other hand, may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the other Parties contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

11.8       Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery; or (d) if sent by electronic mail, upon confirmation of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)       If to Parent or to the Company after the Closing:

STG Group, Inc.

11091 Sunset Hills Rd #200

Reston, Virginia 20190

Attention: General Counsel
Telephone: (703) 691-2480
Facsimile: (703) 691-3467

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Attention: Lawrence T. Yanowitch, Esq.
Charles W. Katz, Esq.
Telephone: (703) 760-7700
Facsimile: (703) 760-7777

(b)       If to the Company prior to the Closing:

Preferred Systems Solutions, Inc.

7925 Jones Branch Drive, Suite 6200

McLean, Virginia 22102

Attention: Scott Goss, Chief Executive Officer
Telephone: (703) 663-2777
Facsimile: (703) 663-2780

with a copy to:

Rees Broome, PC
1900 Gallows Road, Suite 700

Tysons Corner, Virginia 22102

Attention: David J. Charles, Esq.
Telephone: (703) 790-1911
Facsimile: (703) 848-2530

(c)       If to any Significant Stockholder or the Stockholders’ Representative:

CM Equity Partners

900 Third Avenue
33rd Floor
New York, New York 10022
Telephone: (212) 909-8400
Facsimile: (212) 829-0553

with a copy to:

Rees Broome, PC
1900 Gallows Road, Suite 700

Tysons Corner, Virginia 22102

Attention: David J. Charles, Esq.
Telephone: (703) 790-1911
Facsimile: (703) 848-2530

or at such other address or addresses as the party hereto addressed may from time to time designate in writing pursuant to notice given in accordance with this Section 11.8.

11.9       Waiver of Conflict. The Parties acknowledge that at and prior to the Closing, Rees Broome, PC (“Rees Broome”) has acted as counsel for the Company and agree that subsequent to the Closing, any Stockholder or the Stockholders’ Representative shall have the right to retain Rees Broome to represent its respective interests, including, without limitation, in any dispute relating in any manner to this Agreement or the transactions contemplated herein or thereby (a “Dispute”). Parent irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Company to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any Stockholder or the Stockholders’ Representative by Rees Broome, including, without limitation, in connection with any Dispute. Parent acknowledges and agrees that (i) all communications between Rees Broome and the Company, or any of the Company’s employees, agents or representatives, in each case during the representation by Rees Broome of the Company with respect to the transactions contemplated by this Agreement, constitute privileged attorney-communications, and that the Stockholders’ Representative has sole authority to authorize, or refuse to authorize, disclosure of any such communications, and (ii) Parent will not, and it will not cause the Company to, seek to obtain any such communications or any of the files maintained by Rees Broome with respect to matters for the Company or any of its Subsidiaries; provided, however, that the restriction contained in this Section 11.9 shall not apply to any such communication or advice that reflects or demonstrates any Knowledge or intent of the Company, any stockholder of the Company or any Representatives of the Company in connection with any dispute concerning (A) any actual or alleged breach of any representation or warranty contained in this Agreement that is qualified by the Company’s knowledge or (B) any claim of Fraud.

11.10       Fees and Expenses.

(a)       Except as otherwise provided in Article IX and this Section 11.10, all Transaction Expenses of the Company (including any fee, cost or premium paid or payable for the D&O Tail) shall constitute Transaction Expenses hereunder and shall be deducted from the Merger Consideration pursuant to Article I hereof. Except as otherwise provided in Article IX and this Section 11.10, all Transaction Expenses of Parent shall be the responsibility of Parent, except to the extent that such costs and expenses represent Damages indemnifiable by the Significant Stockholders under this Agreement; provided, however, that (i) Parent shall bear and pay the filings fee incurred in connection with the filing by Parent and Company of the premerger notification and report forms under the HSR Act, and (ii) Parent shall bear and pay the actual, documented out-of-pocket costs and expenses paid by the Company in connection with the deliverables set forth in Section 7.14(r). All Transaction Expenses of any Significant Stockholder shall be the responsibility of such Significant Stockholder.

(b)       The Company shall be pay as additional Transaction Expenses the premiums payment for the R&W Insurance Policy in the amount in excess of $250,000. To the extent unpaid as of the Closing, such amounts will be an adjustment to the Purchase Price in accordance with Section 1.10.

(c)       If any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (other than with respect to a claim for indemnification, compensation or reimbursement pursuant to Article IX that is brought and resolved in accordance with Article IX) is brought by one Party against another Party, the Party that substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which that Party may be entitled). For these purposes, “substantially prevails” means: (x) with respect to an action or proceeding for monetary damages, a final award that is mathematically closer to the position of one Party (for example, if that Party seeks monetary damages of One Hundred Thousand Dollars ($100,000), the other Party denies liability, and a court issues a judgment for the plaintiff in the amount of Forty-Nine Thousand Nine Hundred Ninety-Nine Dollars ($49,999) or less, the defendant will be deemed to have “substantially prevailed”); and (y) with respect to an action or proceeding for specific performance or other equitable relief, the plaintiff will be deemed to have “substantially prevailed” if the court grants such an award or relief and the defendant will be deemed to have “substantially prevailed” if the court denies such an award or dismisses such action or proceeding with prejudice on other grounds.

11.11       Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Confidentiality Agreement and the Letter of Intent, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

11.12       Absence of Third Party Beneficiary Rights. Except for Article IX (which shall be for the benefit of the Indemnified Parties), no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, employee or partner of any Party or any other Person.

11.13       Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

11.14       Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party hereto further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

11.15       Interpretation. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Unless the context clearly indicates otherwise, where appropriate, the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings. The words “including,” “include” or “includes” shall mean including without limitation. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time prior to the Closing, and to the rules and regulations promulgated thereunder. When reference is made in this Agreement to an Exhibit, Appendix, Schedule, Article, Section or subsection, such reference shall be to an Exhibit, Appendix, Schedule, Article, Section or subsection to or of this Agreement unless otherwise indicated. Any reference in this Agreement to the Company or any other person having made available” any information, documents or materials to Parent means that such information, documents or materials were (i) uploaded and available to Parent on a virtual data room in connection with the transactions contemplated by this Agreement and (ii) included on that certain CD ROM labeled “Due Diligence Materials” delivered to Parent no later than two (2) business days prior to the date hereof.

11.16       Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by electronic or facsimile signature, which shall be considered legally binding for all purposes.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

STG GROUP, INC.

By:	/s/ Phillip E. Lacombe
Name: Phillip E. Lacombe
Title: President and Chief Operating Officer

RIPCORD ACQUISITION CORP.

By:	/s/ Phillip E. Lacombe
Name: Phillip E. Lacombe
Title: President and Chief Executive Officer

PSS HOLDINGS, INC.

By:	/s/ Scott Goss
Name: Scott Goss
Title: President and CEO

SIGNIFICANT STOCKHOLDERS:

PSS CO-INVESTORS, L.P. By: PSS PE I, LLC, its General Partner

By:	/s/ Joel R. Jacks
Name: Joel R. Jacks
Title: Managing Member

PSS PE I, L.P.
By: PSS PE I, LLC, its General Partner

By:	/s/ Joel R. Jacks
Name: Joel R. Jacks
Title: Managing Member

Signature Page to Agreement and Plan of Merger

WWC CAPITAL FUND II, L.P. By: WWC Capital Management II, LLC, its General Partner

By:	/s/ Michael J. Cromwell, III
Name: Michael J. Cromwell, III
Title: Managing Member

SPRING CAPITAL PARTNERS II, L.P. By: Spring Capital Investors II, LLC, its General Partner

By:	/s/ John C. Acker
Name: John C. Acker
Title: Managing Member
/s/ Scott Goss SCOTT GOSS STOCKHOLDERS’ REPRESENTATIVE:

/s/ Peter M. Schulte Peter M. Schulte

Signature Page to Agreement and Plan of Merger

APPENDIX A

DEFINED TERMS

(1)       “401(k) Plans” shall have the meaning set forth in Section 6.11(a).

(2)       “Accounting Firm” means an accounting firm mutually satisfactory to Parent and the Stockholders’ Representative.

(3)       “Adjustment Excess” shall have the meaning set forth in Section 1.11(e).

(4)       “Affiliate” means as to any Party, any Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, Parent’s Affiliates shall include the Company and its Subsidiaries.

(5)       “Agreement” shall have the meaning set forth in the Introduction.

(6)       “Balance Sheet” means the unaudited balance sheet of the Company at December 31, 2016.

(7)       “Balance Sheet Date” means the date of the Balance Sheet.

(8)       “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended from time to time.

(9)       “Certificate of Merger” shall have the meaning set forth in Section 1.2.

(10)       “CFIUS” means the Committee on Foreign Investment in the United States.

(11)       “Closing” means the closing of the transactions contemplated by this Agreement.

(12)       “Closing Adjustments” means the Closing Net Working Capital Adjustment, the Indebtedness Adjustment and the Transaction Expenses Adjustment, collectively.

(13)       “Closing Amount” means an amount equal to the Merger Consideration (as adjusted pursuant to Section 1.10, but not Section 1.11), less the sum of (i) the Indemnity Escrow Deposit and (ii) the Working Capital Escrow Deposit.

(14)       “Closing Balance Sheet” means a balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(15)       “Closing Date” means the date on which the Closing occurs.

(16)       “Closing Net Working Capital” means the book value of the total current assets of the Company and its Subsidiaries (including cash, accounts receivable, unbilled accounts receivable, other receivables, inventory and prepaid expenses, but excluding any Tax assets of the Company and its Subsidiaries), less the book value of the total current liabilities of the Company and its Subsidiaries, including deferred revenue and all taxes payable (but excluding Indebtedness and Transaction Expenses, in each case to the extent that such item reduces the Closing Amount pursuant to Section 1.10, and excluding deferred tax liabilities), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(17)       “Code” means the Internal Revenue Code of 1986, as amended.

(18)       “Company” shall have the meaning set forth in the Introduction.

(19)       “Company Common Stock” means the Company’s Common Stock, $0.01 par value per share.

(20)       “Company Employees” shall have the meaning set forth in Section 3.9(a).

(21)       “Company Intellectual Property Rights” means (i) the Intellectual Property Rights that are used in, necessary for or related to the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) any other material Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries.

(22)       “Company Internet Names” shall have the meaning set forth in Section 3.16(h).

(23)       “Company Option Plan” means the PSS Holdings, Inc. 2007 Long-Term Equity Incentive Plan.

(24)       “Company Options” means all options to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.

(25)       “Company Option Termination Agreement” shall have the meaning set forth in Section 1.7(a).

(26)       “Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 3.16(a).

(27)       “Company Plan” shall have the meaning set forth in Section 3.8(a).

(28)       “Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.16(b).

(29)       “Company’s knowledge” or words of similar import means the actual knowledge of Scott Goss, Mark Kockler, James Ballard, Susan Day and Rosemarie Floyd, and any such knowledge that could reasonably be expected to have been known by any of the foregoing Persons (i) after reasonable inquiry of such Person’s direct reports, and (ii) in the ordinary course of performing their respective responsibilities.

(30)       “Competing Transaction” shall have the meaning set forth in Section 6.4(a).

(31)       “Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 5, 2016, by and between the Company and Parent.

(32)       “Consent Solicitation Statement” shall have the meaning set forth in Section 6.13(a).

(33)       “Content” shall have the meaning set forth in Section 3.16(h).

(34)       “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, commitment, license, lease, sublease, power of attorney, proxy, indenture, purchase and sale order, or other agreement, oral or written, to which the Company is a party or by which the Company or any of its assets or properties are bound.

(35)       “Current Government Contracts” has the meaning given to such term in Section 3.14(a).

(36)       “D&O Tail” has the meaning given to such term in Section 6.17.

(37)       “Damages” means all losses, demands, damages (including incidental and consequential damages), assessments, adjustments, judgments, settlement payments, penalties, fines, Taxes and costs and expenses (including costs of investigations and reasonable attorneys’ fees and disbursements of every kind, nature and description, whether incurred in connection with a third party claim, demand or Proceeding in seeking to enforce the Agreement (including the indemnification obligations set forth in Article IX)), or otherwise, but expressly excluding punitive damages (except to the extent any Indemnified Party is liable to the same pursuant to any third party claim).

(38)       “DCAA” has the meaning given to such term in Section 3.14(k).

(39)       “DGCL” means the Delaware General Corporation Law.

(40)       “Direct Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.

(41)       “Dissenting Shares” shall have the meaning set forth in Section 1.15.

(42)       “Domain Names” means any network or web site domain name or other universal resource locator (URL).

(43)       “Effective Time” shall have the meaning set forth in Section 1.2.

(44)       “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including with respect to any shares of Company Common Stock, any preemptive right, right of first refusal, put, call or other restriction on transfer).

(45)       “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

(46)       “Environmental Laws” means all Laws relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et. seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

(47)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(48)       “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.

(49)       “Escrow Agent” has the meaning given to such term in Section 1.9.

(50)       “Escrow Agreement” has the meaning given to such term in Section 1.9.

(51)       “Estimated Closing Adjustment” shall have the meaning set forth in Section 1.10.

(52)       “Estimated Closing Balance Sheet” means an estimated balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(53)       “Estimated Net Working Capital” means the estimated book value of the total current assets of the Company and its Subsidiaries (including cash, accounts receivable, unbilled accounts receivable, other receivables, inventory and prepaid expenses, but excluding any Tax assets of the Company and its Subsidiaries), less the estimated book value of the total current liabilities of the Company and its Subsidiaries, including deferred revenue and all taxes payable (but excluding Indebtedness and Transaction Expenses of the Company and its Subsidiaries, in each case to the extent such item reduces the Closing Amount pursuant to Section 1.10 and excluding deferred tax liabilities), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(54)       “Estimated Net Working Capital Deficit” means the amount, if any, determined as of the Closing Date, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

(55)       “Estimated Net Working Capital Surplus” means the amount, if any, determined as of the Closing Date, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

(56)       “Excess Working Capital Adjustment” shall have the meaning set forth in Section 1.11(d).

(57)       “Exchange Fund” shall have the meaning set forth in Section 1.13(b).

(58)       “Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, market, distribute, commercialize, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now known or hereafter invented.

(59)       “Facilities” shall have the meaning set forth in Section 3.11(a).

(60)       “FAR” has the meaning given to such term in Section 3.14(b).

(61)       “FAR Ethics Rules” has the meaning given to such term in Section 3.14(y).

(62)       “Financial Statements” means the Year-End Financials and the Interim Financials.

(63)       “Financing” means a debt and/or equity financing by a lender or lenders on such terms and conditions that are reasonably acceptable to Parent.

(64)       “FINSA” means the Foreign Investment and Security Act of 2007, 50 U.S.C. App. §2170.

(65)       “FIRPTA” means the Foreign Investment and Real Property Tax Act of 1980, as amended.

(66)       “FIRPTA Notification Letter” means a letter from the Company stating that shares of the Company Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(67)       “FOCI” means foreign ownership, control, or influence.

(68)       “Fraud” means common law fraud or intentional misrepresentation on the part of (i) any current, former or alleged stockholder, option holder, warrant holder or other security holder of the Company, (ii) the Company or any of its Subsidiaries or (iii) any of the Company’s or its Subsidiaries’ employees, officers, directors or Representatives.

(69)       “FTC” means the U.S. Federal Trade Commission.

(70)       “Fully Diluted Share Number” means the sum of, without duplication, (x) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Common Stock into which all options, warrants, or other rights to acquire or receive shares of Company Common Stock, whether vested or unvested, outstanding immediately prior to the Effective Time, if any, could be converted, plus (z) the aggregate number of shares of other capital stock of the Company outstanding as of immediately prior to the Effective Time and shares of other capital stock of the Company into which all options, warrants, or other rights to acquire or receive such shares, whether vested or unvested, outstanding immediately prior to the Effective Time, if any, could be converted.

(71)       “Fundamental Representations” shall have the meaning set forth in Section 9.3.

(72)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(73)       “General Cap” shall have the meaning set forth in Section 9.4(b).

(74)       “Government Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

(75)       “Government Contract Bids” has the meaning given to such term in Section 3.14(a).

(76)       “Government Contract” means any Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement, between the Company and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company has agreed to provide goods or services to a prime contractor, to the Government Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.

(77)       “Government Contracts Representations” has the meaning given to such term in Section 9.3.

(78)       “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(79)       “Holder” means a holder of Company Common Stock or Company Options.

(80)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(81)       “Indebtedness” means, without duplication, (i) all obligations of the Company or any of its Subsidiaries for borrowed money, (ii) all obligations of the Company or any of its Subsidiaries evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable, (iii) all obligations of the Company or any of its Subsidiaries issued or assumed for deferred purchase price payments, (iv) all obligations of the Company or any of its Subsidiaries under leases required to be capitalized in accordance with GAAP, as consistently applied by the Company or any of its Subsidiaries, as applicable, (v) all obligations of the Company or any of its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of the Company or any of its Subsidiaries or another Person secured by an Encumbrance on any asset of the Company or any of its Subsidiaries, whether or not such obligation is assumed by the Company or any of its Subsidiaries, and (ix) any guaranty of any Indebtedness of any other Person. For the avoidance of doubt, the parties acknowledge that none of the payments pursuant to Section 1.03 of that certain Share Purchase Agreement, dated as of September 30, 2016, by and among the Company, Preferred Systems Solutions, Inc., a Virginia corporation, Synaptic Solutions, Inc., a Virginia corporation, Derrick Henley, a resident of the Commonwealth of Virginia, and Joshua Cury, a resident of the Commonwealth of Virginia, or Section 1.03 of that certain Stock Purchase Agreement, dated as of July 31, 2014, by and among the Company, Preferred Systems Solutions, Inc., a Virginia corporation, GSS Holdco II, Inc., a Delaware corporation, Global Services & Solutions, Inc., a Maryland corporation, James C. Ballard, a resident of the Commonwealth of Virginia, and the stockholders named therein, shall be included in “Indebtedness” or “Transaction Expenses” or otherwise reduce the Merger Consideration.

(82)       “Indemnified Party” means any Parent Indemnified Party or Seller Indemnified Party.

(83)       “Indemnity Escrow Contribution Amount” means an amount equal to the quotient obtained by dividing (a) the Indemnity Escrow Deposit, by (b) the aggregate number of shares of Company Common Stock held by the Non-Dissenting Stockholders as of the Effective Time.

(84)       “Indemnity Escrow Deposit” has the meaning given to such term in Section 1.9.

(85)       “Indemnity Escrowed Funds” means the Indemnity Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Indemnity Escrow Deposit and earnings thereon and proceeds thereof.

(86)       “Indirect Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.

(87)       “Information Statement” shall have the meaning set forth in Section 6.14(c).

(88)       “Intellectual Property Rights” means all world-wide intellectual property rights, including all (i) patents, patent applications, patent disclosures, utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs (including provisional applications, continuations, continuations-in-part, divisionals, renewals, extensions, reissues and reexaminations), (ii) Trademarks (registered and unregistered), (iii) copyrights (registered or unregistered), works of authorship) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing and business data, marketing and business plans and customer, prospect and supplier lists and information), (vii) AdWords, AdCenter, SmartAds and other search, advertising and directory keyword rights; and applications for each of the foregoing, (viii) publicity and privacy rights, (ix) other intellectual property rights (including inventors’ rights and moral rights) throughout the world relating to the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdiction), (x) “technical data” as defined in 48 Code of Federal Regulations, Part 52 and underlying agency supplements, and (xi) copies and tangible embodiments thereof (in whatever form or medium).

(89)       “Interim Financials” means the Balance Sheet and the unaudited statement of income of the Company for the twelve-month period ended December 31, 2016.

(90)       “Internet Names” means all Domain Names and Facebook, Instagram, Linkedin, Twitter, and other social networking names, tags and registrations.

(91)       “IRS” means the Internal Revenue Service or any successor agency thereto.

(92)       “Key Employees” means the key Company Employees set forth on Appendix B.

(93)       “Key Employee Agreements” means a non-competition and non-solicitation agreement, in a form reasonably satisfactory to Parent, and an employment arrangement with Parent or a Subsidiary thereof to be effective as of the Closing Date consisting of an offer letter and a non-disclosure agreement on Parent’s standard form.

(94)       “Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

(95)       “Letter of Intent” means the Letter of Intent, dated as of September 20, 2016, by and among the Company, PSS PE I, L.P., Scott Goss and Parent (together with Exhibit A thereto).

(96)       “Letter of Transmittal” shall have the meaning set forth in Section 1.13(a).

(97)       “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(98)       “Material Adverse Effect” means any effect, event or change which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (i) the operations, assets, the business or the financial condition, properties, Liabilities, reserves, working capital, earnings, technology, or relations with customers, suppliers, distributors, employees or regulators, or (ii) the right or ability to consummate the transactions contemplated hereby.

(99)       “Merger” shall have the meaning set forth in the Recitals.

(100)       “Merger Consideration” shall have the meaning set forth in Section 1.6(a).

(101)       “Merger Consideration Spreadsheet” shall have the meaning set forth in Section 7.14(d).

(102)       “Merger Sub” shall have the meaning set forth in the Introduction.

(103)       “Merger Sub Common Stock” means the Common Stock, $0.01 par value per share, of Merger Sub.

(104)       “NISPOM” means the National Industrial Security Program Operating Manual.

(105)       “Nonconsenting Stockholders” shall have the meaning set forth in Section 6.14(c).

(106)       “Non-Dissenting Stockholder” means each holder of Company Common Stock that does not properly assert or perfect such holder’s appraisal under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.6 of the Agreement.

(107)       “Non-Exclusive Licenses” shall have the meaning set forth in Section 6.4(a).

(108)       “Open Source Software” means any software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model (including Software licensed under the GNU General Public License (GPL), GNU Affero General Public License (AGPL), GNU Lesser General Public License (LGPL), Business Source License (BSL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

(109)       “Parent” shall have the meaning set forth in the Introduction.

(110)       “Parent Confidential Information” means all documents and information concerning Parent or the Company or any of its Subsidiaries or any of their respective Representatives furnished in connection with this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

(111)       “Parent Indemnified Party” means Parent, Merger Sub and, after the Closing, the Surviving Corporation, and their respective officers, directors, employees, stockholders, assigns, successors, agents, attorneys and Affiliates.

(112)       “Parent Prepared Return” shall have the meaning set forth in Section 6.6(a)(i).

(113)       “Parent SEC Reports” means all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted, as applicable, by Parent subsequent to the date of this Agreement through and including the Closing Date, with the SEC.

(114)       “Party” and “Parties” shall have the meanings set forth in the Introduction.

(115)       “Paying Agent” shall have the meaning set forth in Section 1.13(a).

(116)       “Per Share Amount” means an amount equal to the quotient obtained by dividing (i) an amount equal to the Merger Consideration (as adjusted pursuant to Section 1.10, but not Section 1.11), divided by (ii) the Fully Diluted Share Number.

(117)       “Per Share Tax Benefit Amount” means, with respect to any disbursement of a Tax Benefit Payment from time to time by Parent to all Holders pursuant to the Tax Sharing Provisions, an amount equal to (i) the amount of the Tax Benefit Payment actually being disbursed at such time, divided by (ii) the Fully Diluted Share Number.

(118)       “Per Share Working Capital Disbursement Amount” means, with respect to any cash disbursement required to be made from the Working Capital Escrowed Funds to the Holders pursuant to the Escrow Agreement, an amount equal to (i) the amount of such disbursement, divided by (ii) the Fully Diluted Share Number.

(119)       “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.

(120)       “Post-Closing Adjustment” shall have the meaning set forth in Section 1.11(f).

(121)       “Privacy Policies” shall have the meaning set forth in Section 3.17(a).

(122)       “Pro Rata Portion” means, for each Non-Dissenting Stockholder, a percentage equal to the quotient of: (x) the number of shares of Company Common Stock owned by such Non-Dissenting Stockholder immediately prior to the Effective Time; divided by (y) the total number of shares of Company Common Stock outstanding and owned by all Non-Dissenting Stockholders as of immediately prior to the Effective Time.

(123)       “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, suit or appeal (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Government Authority or arbitrator.

(124)       “Product” means any software, hardware, firmware, appliance, sensor, server, equipment or device now or within the past seven (7) years offered for sale, license or distribution or for use on a service or subscription basis by the Company or any of its Subsidiaries (including the DataCall System, DataCall Software and any customizations thereto), together with all user documentation, code (source and object), data, scripts, macros, modules, libraries, objects and other files and information supplied, sold or licensed with such software, hardware, firmware, appliance, sensor, server, equipment or device.

(125)       “R&W Insurance Policy” shall have the meaning set forth in Section 6.15.

(126)       “Recommendation” shall have the meaning set forth in Section 6.14(a).

(127)       “Reference Balance Sheet” means the reference balance sheet and sample Closing Statement as set forth in Appendix E.

(128)       “Related Party” means any officer, director, employee, stockholder or Affiliate of the Company or any of its Subsidiaries, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such Person or individual owns any beneficial interest.

(129)       “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

(130)       “Releasees” shall have the meaning set forth in Section 9.5.

(131)       “Representatives” means, as to a Person, such Person’s Affiliates and stockholders and any officers, directors, employees, consultants, advisors, trustees, accountants, agents, representatives and attorneys, or any representative thereof, including any broker disclosed in Article III or Article V hereof.

(132)       “Requisite Vote” means the affirmative vote of the holders of at least a majority of the shares of the Company’s capital stock, calculated on an as-if-converted to Common Stock basis, voting together as a single class.

(133)       “Seller Indemnified Party” means each Stockholder and such Stockholder’s successors, assigns and Affiliates.

(134)       “Services” means any services provided by the Company or any of its Subsidiaries to its customers, including maintenance services, support services, consulting services and the provision of functionality through software that is hosted, maintained and operated by the Company, or any other Person on behalf of the Company, including Platform-as-a-Service, Software-as-a-Service, ASP, or other hosted service offerings.

(135)       “Significant Contract” means each Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or which affects the Company or any of its Subsidiaries or their respective businesses or assets, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which requires aggregate payments by or to the Company or any of its Subsidiaries, or involve an unperformed commitment or services, in each case, having a value, in excess of Fifty Thousand Dollars ($50,000); (iii) pursuant to which the Company or any of its Subsidiaries has made or will make loans or advances (other than for ordinary course travel and expenses consistent with past practices of the Company and its Subsidiaries), or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) involving a partnership, joint venture or other cooperative undertaking; (vi) involving restrictions relating to the Company or any of its Subsidiaries or their respective businesses with respect to the geographical area of operations or scope or type of business of the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any of its Subsidiaries; (viii)  which contains warranties with respect to the products manufactured and/or sold or licensed by the Company or any of its Subsidiaries (including any Products) other than any Government Contract or those warranties expressly made in the literature accompanying such products or in the Company’s or any of its Subsidiaries’ standard license agreement; (ix) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (x) which is an employment, consulting or professional advisor agreement (other than offer letters and consulting agreements on the Company’s standard form); (xi) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or any of its Subsidiaries or the securities of any other Person; (xii) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (xiii) which is a letter of intent providing for the potential sale of the Company or any of its Subsidiaries, directly or indirectly, by asset or stock sale, merger or otherwise; or (xiv) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.

(136)       “Significant Customers” shall have the meaning set forth in Section 3.21(a).

(137)       “Significant Stockholders” shall have the meaning set forth in the Introduction.

(138)       “Significant Suppliers” shall have the meaning set forth in Section 3.21(b).

(139)       “Statement of Closing Liabilities” means a schedule setting forth the amount of Indebtedness and Transaction Expenses on the Closing Date as of immediately prior to the Closing.

(140)       “Statement of Estimated Closing Liabilities” means a schedule setting forth the estimated amount of Indebtedness and Transaction Expenses on the Closing Date as of immediately prior to the Closing.

(141)       “Stockholders” means the holders of the Company Common Stock.

(142)       “Stockholders’ Representative” shall have the meaning set forth in Section 2.3(a).

(143)       “Subsidiary” of a Person means any other Person more than fifty percent (50%) of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

(144)       “Surviving Corporation” shall have the meaning set forth in Section 1.1.

(145)       “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.

(146)       “Target Net Working Capital” means Eight Million Three Hundred Thousand Dollars ($8,300,000).

(147)       “Tax” means (i) all taxes, and all fees, levies, assessments or charges of a similar nature, imposed by any Government Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative, minimum, or estimated tax, and (ii) any interest, penalty, or addition arising with respect to the foregoing or the obligation to file Tax Returns, whether disputed or not.

(148)       “Tax Benefit Payment” shall have the meaning set forth in Appendix C.

(149)       “Taxing Authority” means any Government Authority responsible for the assessment, determination, collection or administration of any Tax.

(150)       “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Government Authority, including any schedule or attachment thereto, and including any amendment thereof, and where relevant, any statement required by a Government Authority be provided to a third party with respect to Taxes.

(151)       “Tax Sharing Provisions” shall have the meaning set forth in Section 1.12.

(152)       “Termination Fee” means Six Hundred Twenty-Five Thousand Dollars ($625,000).

(153)       “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company or any of its Subsidiaries on Schedule 3.16(b)(ii) that are necessary to or useful in the conduct of the business of the Company or any of its Subsidiaries as currently conducted and proposed to be conducted.

(154)       “Threshold Amount” shall have the meaning set forth in Section 9.4(a).

(155)       “Trademarks” means any trademarks, service marks, trade dress, trade names, logos, Internet Names, corporate names, doing business as designations (DBAs), fictitious names, service marks, and common law trademarks and service marks and trade dress, together with all of the goodwill associated therewith.

(156)       “Transaction Expenses” means (i) all fees, costs, commissions and expenses incurred by, paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants, and bank fees and (ii) any Liability for severance or other compensation (including accrued payroll and pension payable) provided or payable to employees or consultants of the Company or any of its Subsidiaries or any holder of Company Options in connection with the Merger (including any retention payments, bonuses or cash compensation payable upon, as a result of, or contingent upon, the consummation of the Merger and any severance obligations, contingent upon the consummation of the Merger, for employees who terminate employment prior to Closing or within six (6) months after the Closing), including, in each case, any employee withholding Taxes and any employer payroll or employment Taxes thereon.

(157)       “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

(158)       “U.S. Government” means any agency or instrumentality of the United States of America or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing.

(159)       “User Data” means, to the extent collected or acquired by or on behalf of the Company or any of its Subsidiaries, (i) all data related to impression and click-through activity of licensees or users, including user identification, licensing transactions and associated activities, at a website and all other data associated with a user’s or licensee’s behavior on a website, including any e-mail lists or other user or licensee information acquired by the Company or any of its Subsidiaries directly or indirectly from a third party that collected such information, (ii) all data that contains a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, physical address, photograph, identifier uniquely associated with a natural person such as a social security number, driver’s license number, credit or debit card number, passport number or customer number (but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person), or any other information that, alone or in combination, allows the identification of a natural person, (iii) known, assumed or inferred information or attributes about a user, and (iv) all derivatives and aggregations of (i), (ii) and (iii), including user profiles.

(160)       “Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any of its Subsidiaries.

(161)       “Working Capital Escrow Contribution Amount” means an amount equal to the quotient obtained by dividing (a) the Working Capital Escrow Deposit, by (b) the Fully Diluted Share Number.

(162)       “Working Capital Escrow Deposit” has the meaning given to such term in Section 1.9.

(163)       “Working Capital Escrowed Funds” means the Working Capital Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Working Capital Escrow Deposit and earnings thereon and proceeds thereof.

(164)       “Written Consents” shall have the meaning set forth in Section 6.14(b).

(165)       “Year-End Financials” means the audited balance sheet of the Company and the audited statements of income cash flow and retained earnings of the Company at and for the fiscal years ended December 31, 2013, 2014 and 2015.